Exhibt 7.03

EXECUTION VERSION

EQUITY COMMITMENT AGREEMENT

AMONG

VISTEON CORPORATION

AND

THE INVESTORS PARTY HERETO

Dated as of May 6, 2010

			Page
ARTICLE I		DEFINITIONS	1
Section	1.1	Definitions	1
Section	1.2	Additional Defined Terms	14
Section	1.3	Construction	16
ARTICLE II		RIGHTS OFFERING	17
Section	2.1	The Rights Offering	17
Section	2.2	Procedure of Rights Offering	17
ARTICLE III		THE COMMITMENTS	20
Section	3.1	The Direct Purchase Commitment	20
Section	3.2	The Stock Right Commitment	21
Section	3.3	Alternative Financing	21
Section	3.4	Notice of Unsubscribed Shares	23
Section	3.5	Issuance and Delivery of Investor Shares	23
Section	3.6	Transfer, Designation and Assignment Rights	23
ARTICLE IV		PREMIUMS AND EXPENSES	25
Section	4.1	Premiums and Damages Payable by the Company	25
Section	4.2	Payment of Premiums and Damages	26
Section	4.3	Transaction Expenses	26
ARTICLE V		REPRESENTATIONS AND WARRANTIES OF THE COMPANY	28
Section	5.1	Organization and Qualification	29
Section	5.2	Corporate Power and Authority	29
Section	5.3	Execution and Delivery; Enforceability	30
Section	5.4	Authorized and Issued Capital Stock	30
Section	5.5	Issuance	31
Section	5.6	No Conflict	31
Section	5.7	Consents and Approvals	31
Section	5.8	Arm’s Length	32
Section	5.9	Financial Statements	32
Section	5.10	Company SEC Documents and Disclosure Statement	32
Section	5.11	Absence of Certain Changes	33
Section	5.12	No Violation or Default; Compliance with Laws	34
Section	5.13	Legal Proceedings	34
Section	5.14	Labor Relations	34
Section	5.15	Intellectual Property	35
Section	5.16	Title to Real and Personal Property	36
Section	5.17	No Undisclosed Relationships	36

i

			Page
Section	5.18	Licenses and Permits	36
Section	5.19	Compliance With Environmental Laws	37
Section	5.20	Tax Matters	38
Section	5.21	Company Plans	39
Section	5.22	Internal Control Over Financial Reporting	41
Section	5.23	Disclosure Controls and Procedures	41
Section	5.24	Material Contracts	42
Section	5.25	No Unlawful Payments	42
Section	5.26	Compliance with Money Laundering Laws	42
Section	5.27	Compliance with Sanctions Laws	42
Section	5.28	No Broker’s Fees	43
Section	5.29	No Registration Rights	43
Section	5.30	Takeover Statutes	43
Section	5.31	No Off-Balance Sheet Liabilities	43
ARTICLE VI		REPRESENTATIONS AND WARRANTIES OF THE INVESTORS	43
Section	6.1	Incorporation	43
Section	6.2	Corporate Power and Authority	43
Section	6.3	Execution and Delivery	44
Section	6.4	No Conflict	44
Section	6.5	Consents and Approvals	44
Section	6.6	No Registration	44
Section	6.7	Purchasing Intent	45
Section	6.8	Sophistication; Investigation	45
Section	6.9	No Holdings Under the Credit Facility	45
Section	6.10	No Broker’s Fees	45
ARTICLE VII		ADDITIONAL COVENANTS	45
Section	7.1	Approval Motion and Approval Order	45
Section	7.2	Plan, Disclosure Statement and Other Documents	46
Section	7.3	Securities Laws	47
Section	7.4	Listing	47
Section	7.5	Earnings Statement	47
Section	7.6	Notification	48
Section	7.7	Funding Approval	48
Section	7.8	Use of Proceeds	48
Section	7.9	Conduct of Business	48
Section	7.10	Access to Information	51
Section	7.11	Financial Information	51
Section	7.12	Takeover Statutes	52

			Page
Section	7.13	Notice of Alternate Transaction	52
Section	7.14	Commercially Reasonable Efforts	53
Section	7.15	Antitrust Approval	53
Section	7.16	Plan Support	55
Section	7.17	Exit Financing	55
Section	7.18	Ford Agreement	55
Section	7.19	VIHI Restructuring	56
Section	7.20	UK Pension Notice	56
ARTICLE VIII		CONDITIONS TO THE OBLIGATIONS OF THE PARTIES	56
Section	8.1	Conditions to the Obligation of the Investors	56
Section	8.2	Waiver of Conditions to Obligation of Investors	60
Section	8.3	Conditions to the Obligation of the Company	60
Section	8.4	Failure of Closing Conditions	61
Section	8.5	Regulatory Reallocation	61
ARTICLE IX		INDEMNIFICATION AND CONTRIBUTION	62
Section	9.1	Indemnification Obligations	62
Section	9.2	Indemnification Procedure	62
Section	9.3	Settlement of Indemnified Claims	63
Section	9.4	Contribution	64
Section	9.5	Treatment of Indemnification Payments	64
Section	9.6	Limitation on Liabilities	64
Section	9.7	Survival of Representations and Warranties	64
ARTICLE X		TERMINATION	65
Section	10.1	Termination Rights	65
Section	10.2	Alternate Transaction Termination	67
Section	10.3	Effect of Termination	68
ARTICLE XI		GENERAL PROVISIONS	68
Section	11.1	Notices	68
Section	11.2	Assignment; Third Party Beneficiaries	70
Section	11.3	Prior Negotiations; Entire Agreement	70
Section	11.4	GOVERNING LAW; VENUE	71
Section	11.5	WAIVER OF JURY TRIAL	71
Section	11.6	Counterparts	71
Section	11.7	Waivers and Amendments; Rights Cumulative	72
Section	11.8	Headings	72
Section	11.9	Specific Performance; Limitations on Remedies	73
Section	11.10	Approval by Requisite Receiving Co-Investors	74

Section	11.11	No Reliance	75
Section	11.12	Publicity	75
Section	11.13	Effectiveness	75

SCHEDULES AND EXHIBITS
Schedule 1	Equity Commitment, Premium and Damages Allotments
Schedule 2	Arrangement Premium Allotment
Schedule 3	Transaction Expenses Estimate
Schedule 4	Consents
Schedule 5	Lead Investors; Notice Information
Schedule 6	Co-Investors; Notice Information
Exhibit A	Form of Approval Motion
Exhibit B	Attached Disclosure Statement
Exhibit C	Attached Plan
Exhibit D	Form of Bylaws
Exhibit E	Form of Certificate of Incorporation
Exhibit F	Form of Commitment Joinder Agreement
Exhibit G	Management Equity Incentive Plan
Exhibit H	Plan Support Agreement
Exhibit I	Form of Registration Rights Agreement
Exhibit J	Rights Offering Procedures
Exhibit K	VIHI Restructuring Term Sheet
Exhibit L	Employee Benefits Term Sheet

EQUITY COMMITMENT AGREEMENT

THIS EQUITY COMMITMENT AGREEMENT (this “Agreement”), dated as of May 6, 2010, is made by and among Visteon Corporation (as a debtor in possession and a reorganized debtor, as applicable, the “Company”), on the one hand, and the Investors set forth on Schedule 1 hereto (each referred to herein individually as an “Investor” and collectively as the “Investors”), on the other hand.  The Company and each Investor is referred to herein as a “Party” and collectively, the “Parties”.  Capitalized terms used herein have the meanings ascribed thereto in Article I.

RECITALS

WHEREAS, on May 28, 2009 (the “Petition Date”), the Company and certain of its Subsidiaries and Affiliates (each individually, a “Debtor” and collectively, the “Debtors”) commenced jointly administered proceedings, styled In re Visteon Corporation, et al., Case no. 09-11786 (CSS) (the “Proceedings”) under Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as may be amended from time to time (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”); and

WHEREAS, the Company intends to propose and submit the Plan to the Bankruptcy Court for its approval; and

WHEREAS, within seven (7) days following the execution of this Agreement, the Company will file a motion and supporting papers (which shall be in the form of Exhibit A attached hereto, the “Approval Motion”) seeking the entry of an order of the Bankruptcy Court (the “Approval Order”) (i) approving and authorizing the Company to enter into this Agreement, and (ii) authorizing the Company and the other Debtors to perform their respective obligations hereunder, including the payment, in accordance with, and subject to, the terms and conditions hereof, of the Stock Right Premium, the Arrangement Premium and Transaction Expenses provided for herein; and

WHEREAS, the Company has requested that the Investors, severally and not jointly, participate in the Plan, and the Investors are willing to participate in the Plan, on the terms and subject to the conditions contained in this Agreement and the Plan Support Agreement.

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the Parties hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1                      Definitions.  Except as otherwise expressly provided in this Agreement, or unless the context otherwise requires, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified therefor below.

“12.25% Notes” means the 12.25% senior unsecured notes due December 31, 2016 issued by the Company under that certain second supplemental indenture dated as of June 18, 2008, by and among the Company, the guarantors party thereto, and the Bank of New York Trust Company, as trustee in the original amount of two hundred six million, three hundred eighty-six thousand dollars ($206,386,000).

“12.25% Warrants” means the warrants to purchase shares of New Common Stock to be issued pursuant to the Plan to the holders of the 12.25% Notes.

“Ad Hoc Group of Noteholders” means the informal committee of Noteholders of the Company.

“Ad Hoc Counsel” means Akin Gump Strauss Hauer & Feld LLP, acting in its capacity as counsel to the Ad Hoc Group of Noteholders.

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated pursuant to the Exchange Act as in effect on the date hereof.

“Aggregate Commitment” means, collectively, the sum of (i) the product of (A) the Purchase Price multiplied by (B) the aggregate number of Shares offered in the Rights Offering and (ii) the product of (A) the Purchase Price multiplied by (B) the aggregate number of Direct Subscription Shares.

“Allotted Portion” means, with respect to any Investor, such Investor’s percentage of the Equity Commitment as set forth opposite such Investor’s name under the column titled “Aggregate Commitment Percentage” on Schedule 1 (as it may be amended from time to time in accordance with this Agreement).

“Allowed Senior Notes Claim” has the meaning ascribed to such term in the Plan.

“Alternate Transaction” means, except for those transactions contemplated by the VIHI Restructuring, any restructuring, reorganization, merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the Company or its Subsidiaries comprising at least twenty-five percent (25%) of the Company’s assets on a consolidated basis that is inconsistent with the transactions contemplated by this Agreement or the Rights Offering Sub-Plan; provided, that the Claims Conversion Sub-Plan shall not be an Alternate Transaction if implemented or consummated pursuant to and substantially in accordance with the Plan and not in violation of this Agreement.

“Antitrust Authorities” means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States, and any other Governmental Entity having jurisdiction pursuant to the Antitrust Laws and “Antitrust Authority” means any of them.

“Antitrust Laws” mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, and any other Law governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct.

“Approved Annual Incentive Program” means the Annual Incentive Program of the Company approved by the Bankruptcy Court on February 18, 2010.

“Attached Disclosure Statement” means the disclosure statement for the Plan, including any exhibits and schedules thereto, that is attached hereto as of the date hereof as Exhibit B, and excluding any amendments, supplements, changes or modifications thereto.

“Attached Plan” means the chapter 11 plan of reorganization that is attached hereto as of the date hereof as Exhibit C, and excluding any amendments, supplements, changes or modifications thereto.

“Available Investor Shares” means the Investor Shares that any Investor fails to purchase as a result of an Investor Default by such Investor.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as amended from time to time and applicable to the Proceedings, and the general, local and chambers rules of the Bankruptcy Court.

“Board” means the board of directors of the Company.

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, as defined in Bankruptcy Rule 9006(a).

“Business Intellectual Property” means all Intellectual Property (i) owned by the Company or its Subsidiaries or (ii) used by the Company or its Subsidiaries subject to valid and enforceable rights held by the Company or its Subsidiaries.

“Business Plan” means the four (4)-year business plan for the Company and its Subsidiaries, dated March 2010, a copy of which has been made available for review by the Lead Investors and their respective Representatives.

“Bylaws” means the amended and restated bylaws of the Company as of the Effective Date, which shall be in the form attached as Exhibit D hereto, with only such amendments, supplements, changes and modifications that (i) if not adverse to any Investor, or if required by the Bankruptcy Court, are reasonably acceptable to Requisite Investors or (ii) if demonstrated by any Investor to be reasonably likely to be adverse to such Investor, are acceptable to Requisite Investors in their sole discretion.

“Cash Amount” has the meaning ascribed to such term in the Plan.

“Cash Recovery Backstop Agreement” means that certain Cash Recovery Backstop Agreement, dated as of the date hereof, among the Company and certain of the Investors party thereto.

“Cash Recovery Backstop Amount” means an amount in cash equal to the sum of (i) the Cash Recovery Subscription Equity multiplied by the Purchase Price and (ii) the aggregate Cash Amount.

“Cash Recovery Subscription Equity” means the aggregate Shares that the Non-Eligible Recipients would have been entitled to subscribe for pursuant to their Basic Subscription Rights had such Non-Eligible Recipients been Rights Holders.

“Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company as of the Effective Date, which shall be in the form attached as Exhibit E hereto, with only such amendments, supplements, changes and modifications that (i) if not adverse to any Investor, or if required by the Bankruptcy Court, are reasonably acceptable to Requisite Investors or (ii) if demonstrated by any Investor to be reasonably likely to be adverse to such Investor, are acceptable to Requisite Investors in their sole discretion.

“Change of Recommendation” means (i) the Company or the Board or any committee thereof shall have withdrawn, qualified or modified, in a manner adverse to the Investors and inconsistent with the obligations of the Company under this Agreement, its approval or recommendation of this Agreement or the Rights Offering Sub-Plan or the transactions contemplated hereby or thereby or (ii) the Company or the Board or any committee thereof shall have approved or recommended, or resolved to approve or recommend (including by filing any pleading or document with the Bankruptcy Court seeking Bankruptcy Court approval of) any Alternate Transaction or Alternate Transaction Agreement.

“Claim” means any claim (as such term is defined in section 101(5) of the Bankruptcy Code) against any Debtor.

“Claims Conversion Sub-Plan” has the meaning ascribed to such term in the Plan.

“Class” means either, as the case may be, (i) the class of Allowed 12.25% Senior Note Claims or (ii) the class of Allowed 7.00% Senior Note Claims and Allowed 8.25% Senior Note Claims, taken together as one class (as such terms are defined in the Attached Plan).

“Co-Investor” means any Investor that is not a Lead Investor or an Affiliate of a Lead Investor.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“Collective Bargaining Agreements” means any and all written agreements, memoranda of understanding, contracts, letters, side letters and contractual obligations of any kind, nature and description, that have been entered into between or that involve or apply to any employer and any Employee Representative.

“Commitment Joinder Agreement” means a joinder agreement substantially in the form attached as Exhibit F hereto.

“Company SEC Documents” means all of the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the SEC by the Company on or after the Petition Date.

“Confirmation Hearing” means the hearing before the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code.

“Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan, which shall be in such form and substance as is reasonably acceptable to both the Company and Requisite Investors.

“Contract” means any binding agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto.

“Credit Facility” means that certain amended and restated credit agreement, dated as of April 10, 2007, as such may be amended, supplemented, or modified from time to time to the date hereof, among the Company, as borrower thereunder, the Lenders (as defined therein) party thereto from time to time, Credit Suisse Securities (USA) LLC and Sumitomo Mitsui Banking Corporation, as co-documentation agents, Citicorp USA, Inc., as syndication agent and JPMorgan Chase Bank, N.A., as administrative agent.

“DIP Credit Agreement” means that certain Senior Secured Super Priority Priming Debtor In Possession Credit And Guaranty Agreement, dated as of November 18, 2009, as amended, supplemented, or modified from time to time, by and among the Company and certain of its Subsidiaries, as guarantors, the lenders party thereto from time to time, and Wilmington Trust FSB, as administrative agent for such lenders, in the form as approved by the Bankruptcy Court on November 12, 2009.

“DIP Lender” means any lender party to the DIP Credit Agreement and the administrative agent under the DIP Credit Agreement.

“Disclosure Statement” means a disclosure statement for the Plan, including all exhibits and schedules thereto, in substantially the form attached as Exhibit B hereto, with any such amendments, supplements, changes and modifications thereto, which Disclosure Statement shall be in such form and substance as is reasonably satisfactory to Requisite Investors and with any changes or modifications required by the Bankruptcy Court.

“Effective Date” means the date on which the Rights Offering Sub-Plan becomes effective in accordance with its terms.

“Election Form” has the meaning ascribed to such term in the Plan.

“Election Form Deadline” has the meaning ascribed to such term in the Plan.

“Eligible Recipient” means any holder of a Note as of the Rights Offering Record Date (as defined in the Rights Offering Procedures) that is an “accredited investor” within the meaning of Rule 501 of the Securities Act and that timely delivers to the Subscription Agent a certificate in a form reasonably acceptable to the Company certifying to that effect in accordance with the Rights Offering Procedures.

“Equity Commitment” means, collectively, the Direct Commitment and the Stock Right Commitment.

“Event” means any event, development, occurrence, circumstance or change.

“Excess Shares” means Shares offered in the Rights Offering (including Available Direct Subscription Shares) that are not purchased pursuant to Basic Subscription Rights, but excluding any Cash Recovery Subscription Equity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulation of the SEC thereunder.

“Excluded Consent Event” means any election, decision, determination, approval, consent, waiver or other action with respect to (i) determinations of rounding for fractional shares as set forth in the last sentence of Sections 3.1(a) and 3.1(b)(ii) and the first sentence of Section 3.2, (ii) Section 3.3(a) (Alternative Financing), (iii) Section 7.9 (Conduct of Business), (iv) Section 7.18 (Ford Agreement), (v) Section 7.19 (VIHI Restructuring), (vi) Section 8.1(s) (Ford), (vii) Section 8.5 (Regulatory Reallocations) or (viii) the exercise or non-exercise of any rights under Section 10.1 (Termination Rights).

“Expiration Time” means the deadline by which holders of claims or interests are entitled to vote on the Plan or such later date as the Company may specify in a notice provided to the Investors before 9:00 a.m. New York City time on the Business Day immediately prior to the then-effective Expiration Time.

“Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not prevent such order from being a Final Order; provided, further, that either the Company or Requisite Investors may waive any appeal period.

“GLCA/Sagent Engagement Letter” means that certain letter agreement between the Ad Hoc Group of Noteholders and GLCA/Sagent Advisors dated as of November 1, 2009, as amended in the form delivered to the Company on April 28, 2010.

“GLCA/Sagent Advisors” means, collectively, GLC Advisors & Co. LLC and Sagent Advisors, Inc.

“Good Faith Consultation” means consultation by the Company and the Lead Investors (provided, that if the underlying election, decision, determination, approval, consent, waiver or other action to which any requirement of Good Faith Consultation is applicable hereunder can be taken unilaterally by Lead Investors constituting Requisite Investors in accordance herewith (including exercise of the termination rights by Lead Investors constituting Requisite Investors pursuant to Section 10.1(b)-(c) and waiver by Lead Investors constituting Requisite Investors of conditions pursuant to Section 8.2), the consultation shall be by such Lead Investors constituting Requisite Investors only) with the Ad Hoc Counsel acting in good faith, including without limitation: (i) providing a copy to the Ad Hoc Group of any relevant documents and a reasonable opportunity to review and comment on such documents prior to such documents being approved or consented to and prior to such documents being executed or delivered or filed with the Bankruptcy Court, as applicable and (ii) considering, in good faith, any comments of the Ad Hoc Counsel consistent with this Agreement, and any other reasonable comments made by the Ad Hoc Counsel on behalf of the Co-Investors; provided, however, that in no event shall the failure of the Lead Investors or Requisite Investors, as applicable, to engage in such Good Faith Consultation in any way (including the actions contemplated in clauses (i) and (ii) above) in and of itself (w) prevent the Company from relying upon any election, determination, waiver or decision in connection herewith by the Lead Investors or Requisite Investors or the exercise of the Lead Investors or Requisite Investors of any their respective rights under this Agreement, (x) relieve the Lead Investors or Requisite Investors from complying with any of their respective obligations under this Agreement, (y) affect the validity and enforceability of any approval given by the Lead Investors or Requisite Investors or (z) cause any election, decision, determination or other action to be deemed to be a Material Discriminatory Effect; provided, further, nothing in the preceding proviso shall limit the availability of the consent rights of the Co-Investors with respect to an Investor Consent Action that has or would, if implemented, have a Material Discriminatory Effect.  The Ad Hoc Counsel shall promptly notify the Lead Investors or the Company, as the case may be, in writing whenever the Ad Hoc Counsel believes that such Person or Persons are not complying with any obligation to conduct Good Faith Consultations.

“Governmental Entity” means any U.S. or non-U.S. federal, state, municipal, local, judicial, administrative, legislative or regulatory agency, department, commission, court, or tribunal of competent jurisdiction (including any branch, department or official thereof).

“Guaranty Equity Amount” has the meaning ascribed to such term in the Plan.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means any of the following, whether foreign or domestic: (i) trade names, trademarks and service marks, certification marks, trade dress, internet domain names, corporate names, business names, slogans, logos and all other indicia of origin, whether registered or unregistered, and all registrations and applications to register any of the foregoing (including all translations, adaptations, derivations, and combinations of the foregoing), together with all associated goodwill; (ii) inventions (whether or not patentable or reduced to practice), issued patents and patent applications and patent disclosures and improvements thereto together with all reissues, continuations, continuations in part, divisions, extensions or reexaminations thereof; (iii) copyright registrations, copyright applications, works of authorship, unregistered copyrights and all associated moral rights; (iv) Trade Secrets; (v) computer software (including source code and object code), data, databases and documentation thereof; (vi) rights of privacy and publicity; (vii) all other intellectual property and proprietary rights; (viii) rights to sue for past, present and future infringement or misappropriation of the foregoing; and (ix) all proceeds of any of the forgoing including license royalties and other income and damages and other proceeds of suit.

“Investor Consent Event” means an election, decision, determination, approval, consent, waiver or other action that this Agreement expressly requires to be taken or made by (i) all of the Lead Investors and is expressly specified in this Agreement as subject to a Material Discriminatory Effect qualification or (ii) Requisite Investors; provided, that in no event shall any Excluded Consent Event be deemed to be an Investor Consent Event.

“Investor Default” means the failure by any Investor to purchase any Investor Shares that such Investor is obligated to purchase under this Agreement.

“Investor Shares” means, collectively, (i) the Unsubscribed Shares and (ii) the Direct Subscription Shares.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, fifty percent (50%) of the stock or other equity interests.

“Knowledge of the Company” means the actual knowledge, after a reasonable inquiry of their direct reports, of the chief executive officer, chief financial officer and general counsel of the Company.

“Last Trading Price” means, as of any time of determination, with respect to shares of common stock of the Company the closing price as quoted by OTCQX on the immediately previous trading day.

“Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Entity.

“Lead Investor” means an Investor set forth on Schedule 5; provided, that such Investor shall cease to be a Lead Investor and shall be deemed to be a Co-Investor for all purposes of this Agreement if such Investor and its Affiliates, in the aggregate, hold less than fifty percent (50%) of the Allotted Portions, measured as of the date hereof, of the Equity Commitment of such Investor and its Affiliates.

“Lien” means any lease, lien, adverse claim, charge, option, right of first refusal, servitude, security interest, mortgage, pledge, deed of trust, easement, encumbrance, restriction on transfer, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.

“Management Agreements” means, collectively, the (i) Change In Control Agreement, (ii) Executive Officer Change In Control Agreement and (iii) Employment Agreement to be entered into with Donald J. Stebbins, in each case, (x) in the form delivered by Kirkland & Ellis LLP, in its capacity as counsel to the Company, to White & Case LLP, as counsel to the Lead Investors, and attached to a letter dated the date hereof and (y) with only such amendments, supplements, changes and modifications that are acceptable to Requisite Investors in their sole discretion.

“Management Equity Incentive Plan” means the post-Effective Date management equity incentive program as set forth in Exhibit G attached hereto.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, liabilities, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company, subject to receipt of the consents, approvals and other authorizations set forth in Section 5.7, to consummate the transactions contemplated by this Agreement or the Rights Offering Sub-Plan; provided, that the following shall not constitute a Material Adverse Effect and shall not be taken into account in determining whether or not there has been, or would reasonably be expected to be, a Material Adverse Effect: (A) any change in general economic or political conditions or conditions generally affecting the industries in which the Company and its Subsidiaries operate (including those resulting from acts of terrorism or war (whether or not declared) or other calamity, crisis or geopolitical Event); (B) any change or prospective change in any Law or GAAP, or any interpretation thereof; (C) any change in currency, exchange or interest rates or the financial or securities markets generally; (D) any matter identified or described in (1) the Company SEC Documents (excluding any risk factor disclosure and disclosure included in any “forward-looking statements” disclaimer or other statements included in such Company SEC Documents that are predictive, forward-looking, non-specific or primarily cautionary in nature (but including any specific factual information contained therein)) filed with the SEC prior to the date hereof, (2) the Disclosure Letter or (3) the Attached Disclosure Statement (excluding any risk factor disclosure and disclosure included in any “forward-looking statements” disclaimer or other statements included in the Attached Disclosure Statement that are predictive, forward-looking, non-specific or primarily cautionary in nature (but including any specific factual information contained therein)) (but not including any amendments, supplements, changes or modifications thereto), in each case to the extent that the effect or potential effect on the Company and its Subsidiaries of such disclosed matter is reasonably apparent on its face, (E) any change in the market price or trading volume of the common stock of the Company or the Notes, as the case may be; provided, that any Event that caused or contributed to such change in market price or trading volume shall not be excluded; (F) any change to the extent resulting from the announcement or pendency of the transactions contemplated by this Agreement; and (G) any change resulting from actions of the Company or its Subsidiaries expressly agreed to or requested in writing by Requisite Investors; except in the cases of (A) through (C) to the extent such change or Event is disproportionately adverse with respect to the Company and its Subsidiaries when compared to other companies in the industry in which the Company and its Subsidiaries operate.

“Material Discriminatory Effect” means an effect that is material and discriminatorily adverse to the Co-Investors, as a group, relative to the Lead Investors, as a group; provided, that in no event shall any Excluded Consent Event be deemed to have a Material Discriminatory Effect.

“New Common Stock” means the common stock of the Company as a reorganized debtor, par value $0.01 per share.

“Non-Eligible Recipient” means any holder of a Note that is not an Eligible Recipient.

“Notes” means, collectively, (i) the 8.25% senior unsecured notes due August 1, 2010 issued by the Company under that certain indenture dated as of June 23, 2000, by and between the Company and Bank One Trust Company, N.A., as trustee, in the original amount of seven hundred million dollars ($700,000,000), (ii) the 7.0% senior unsecured notes due March 10, 2014 issued by the Company under that certain supplemental indenture dated as of March 10, 2004, by and between the Company and J.P. Morgan Trust Company, as trustee, in the original amount of four hundred fifty million dollars ($450,000,000) and (iii) the 12.25% Notes.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator.

“Owned Real Property” means all real property owned, in whole or in part, directly or indirectly by the Company, except to the extent such real property is residential real property that is not material to the Company.

“Pension Protection Fund” means the statutory fund established under the UK Pensions Act 2004, as amended.

“Permitted Liens” means (i) real estate taxes, assessments, and other governmental levies, fees or charges imposed with respect to any Owned Real Property that (A) are not due and payable or (B) are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (ii) mechanics liens and similar liens for labor, materials or supplies provided with respect to any Owned Real Property or personal property incurred in the ordinary course of business, consistent with past practice and as otherwise not prohibited under this Agreement, for amounts that (A) do not materially detract from the value of, or materially impair the use of, any of the Owned Real Property or personal property of the Company or any of its Subsidiaries or (B) are being contested in good faith by appropriate proceedings; (iii) zoning, building codes and other land use Laws regulating the use or occupancy of any Owned Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property; provided, that no such zoning, building codes and other land use Laws prohibit the use or occupancy of such Owned Real Property; (iv) easements, covenants, conditions, restrictions and other similar matters affecting title to any Owned Real Property and other title defects that do not or would not materially impair the use or occupancy of such real property or the operation of the Company’s or any of its Subsidiaries’ business; and (v) Liens that, pursuant to the Confirmation Order, will not survive beyond the Effective Date.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, associate, trust, Governmental Entity or other entity or organization.

“Plan” means the chapter 11 plan of reorganization, including all exhibits, schedules and annexes, attached as Exhibit C hereto, with only such amendments, supplements (including any Plan Supplement), changes and modifications that (i) if not adverse to any Investor, or if submitted by the Company in accordance with Section 7.1(f) of the Plan Support Agreement, or if required by the Bankruptcy Court, are reasonably acceptable to Requisite Investors; (ii) if constituting a change or modification to the manner in which the Claims of holders of Notes belonging to any specific Class are treated under either the Rights Offering Sub-Plan (including the terms and conditions of the Guaranty Equity Amount) or the Claims Conversion Sub-Plan, are acceptable to Lead Investors holding at least sixty-six and two-thirds percent (66 ⅔%) of the aggregate Allotted Portions held by those Lead Investors holding Claims that are of the affected Class after Good Faith Consultation; provided, that to the extent Lead Investors cease to hold at least fifteen percent (15%) of the aggregate amount of Notes in such Class (as per the most recent updated holdings information provided pursuant to the Plan Support Agreement, or as requested by the Debtors pursuant thereto), such change or modification must be acceptable to Investors holding more than fifty percent (50%) of the Notes (as per the most recent updated holdings information provided pursuant to the Plan Support Agreement or as requested by the Debtors pursuant thereto) held by those Investors holding Claims in that Class; or (iii) if otherwise demonstrated by any Investor to be reasonably likely to be adverse to such Investor, are acceptable to Requisite Investors in their sole discretion (it being agreed that any amendment, supplement, change or modification which provides for a distribution to any stakeholder junior to the holders of Notes, including existing interests in the Company, shall be deemed adverse without any such demonstration being required to be made; provided, that without limiting the rights and obligations of the Parties hereunder, it is acknowledged that nothing in this parenthetical shall derogate the Company's fiduciary obligations); provided, further, that notwithstanding anything to the contrary contained herein, no change or modification may be made to the treatment of Claims of holders of Notes belonging to any specific Class under either the Rights Offering Sub-Plan (including the terms and conditions of the Guaranty Equity Amount) or the Claims Conversion Sub-Plan, which disproportionately affects the recoveries of claimholders in such Class as compared to any other noteholder Class, without the reasonable consent of Investors holding more than fifty percent (50%) of the Notes (as per the most recent updated holdings information provided pursuant to the Plan Support Agreement or as requested by the Debtors pursuant thereto) held by those Investors holding Claims in any such disproportionately affected Class.

“Plan Supplement” has the meaning ascribed to such term in the Plan, and shall be reasonably acceptable to Requisite Investors.  For the purposes of this Agreement, the term Plan Supplement does not include any document attached as an Exhibit to this Agreement.

“Plan Support Agreement” means the agreement among the Company and each Investor to support the Plan, attached as Exhibit H hereto.

“Priority Oversubscription Right” means the priority right of the Investors with respect to oversubscription of Excess Shares described in Section 2.2(e).

“Proposal Letter” means that certain letter, dated February 1, 2010, from certain of the Investors to the Company and executed by such Investors.

“Real Property Leases” means those leases, subleases, licenses, concessions and other agreements, as amended, modified or restated, pursuant to which the Company or one of its Subsidiaries or Joint Ventures holds a leasehold or subleasehold estate in, or is granted the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property used in the Company’s or its Subsidiaries’ or Joint Ventures’ business.

“Receiving Co-Investor” means a Co-Investor, at the time of determination with respect to a specific Investor Consent Event, for whom, following prior written request, the Ad Hoc Counsel promptly certifies in writing to the Company and the Lead Investors based upon information provided by such Co-Investor acting in good faith, (i) does not hold (A) Term Loan Facility Claims (as defined in the Plan) in an aggregate principal amount in excess of ten million dollars ($10,000,000) or (B) a number of shares of common stock of the Company that when multiplied by the Last Trading Price results in a product in excess of ten percent (10%) of the principal amount of the Notes held by such Co-Investor as of the time of the determination, and (ii) has either (A) agreed as of the time of determination to receive all relevant information regarding either (1) the specific Investor Consent Event being considered or (2) Investor Consent Events generally or (B) arranged to have a Representative of such Co-Investor (which may include, for the avoidance of doubt, the Ad Hoc Counsel) review such information on its behalf.

“Registration Rights Agreement” means a registration rights agreement among the Company and the Investors, their Related Purchasers and Ultimate Purchasers, in the form attached as Exhibit I hereto, with only such amendments, supplements, changes and modifications that (i) if not adverse to any Investor, or if required by the Bankruptcy Court, are reasonably acceptable to Requisite Investors or (ii) if demonstrated by any Investor to be reasonably likely to be adverse to such Investor, are acceptable to Requisite Investors in their sole discretion.

“Related Party” means, with respect to any Person, (i) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of such Person and (ii) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants or other advisors, collectively.

“Requisite Investors” means Lead Investors holding at least sixty-six and two-thirds percent (66 ⅔%) of the aggregate Allotted Portions held by the Lead Investors; provided, that with respect to any Investor Consent Event that has or would, if implemented, have a Material Discriminatory Effect, “Requisite Investors” also requires Requisite Receiving Co-Investor Approval in accordance with Section 11.10; provided, further, that in no event shall (i) any Investor Consent Event that has the same effect on the Allotted Portions and the rights and obligations derived therefrom held on the one hand by the Lead Investors and on the other hand by the Co-Investors or (ii) any Excluded Consent Event, in either case, be deemed to have a Material Discriminatory Effect; provided, further, that for purposes of this definition, each Investor shall be deemed to hold the Allotted Portions held by such Investor’s Related Purchasers.  Moreover, the amount originally paid by any Co-Investor to acquire its individual Notes shall not, under any circumstance, provide an independent basis for the assertion of a Material Discriminatory Effect.

“Rights Holder” means an Eligible Recipient that is the holder of a Right.

“Rights Offering Sub-Plan” has the meaning ascribed to such term in the Plan.

“Rights Offering Procedures” means the procedures for conducting the Rights Offering attached as Exhibit J hereto, with only such amendments, supplements, changes and modifications that (i) if not adverse to any Investor, or if required by the Bankruptcy Court, are reasonably acceptable to Requisite Investors or (ii) if demonstrated by any Investor to be reasonably likely to be adverse to such Investor, are acceptable to Requisite Investors in their sole discretion.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Signatory Default” means the failure of any Investor to purchase any Available Distributable Securities that such Investor is obligated to purchase under the Cash Recovery Backstop Agreement.

“Significant Subsidiary” means a Subsidiary that satisfies the definition contained in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act.

“Subscription Agent” means a subscription agent reasonably acceptable to both the Company and Requisite Investors.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), (i) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (ii) has the power to elect a majority of the board of directors or similar governing body or (iii) has the power to direct the business and policies.

“Superior Transaction” means an Alternate Transaction, which the Board, after consultation with its outside legal counsel and its independent financial advisors, determines in good faith to be more favorable to the bankruptcy estate of the Company and the estates of the other Debtors than the transactions contemplated by this Agreement and the Rights Offering Sub-Plan, taking into account all aspects of such Alternate Transaction and the Board’s good-faith estimation of the likelihood of consummating the Alternate Transaction.

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person, and any liability therefor as a transferee, successor or otherwise.

“Trade Secret” means any and all trade secrets or other proprietary and confidential information, which are subject to reasonable efforts to maintain its secrecy from third parties, including ideas, formulas, compositions, unpatented inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, financial and accounting data, technical data, personal information, customer lists, supplier lists, business plans, know-how, formulae, methods (whether or not patentable), designs, processes, merchandising processes, procedures, source code, object code, and techniques, research and development information, industry analyses, drawings, data collections and related information.

“Transfer” means sell, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of.

“UK Pension Plan” means any Company Plan which is a retirement benefit scheme administered in the UK.

“UK Pensions Regulator” means the body corporate by that name established under Part 1 of the UK Pensions Act 2004 (as amended).

“Unsubscribed Shares” means the Shares, other than (i) the Shares issuable pursuant to the Rights that were properly exercised by the Rights Holders during the Rights Exercise Period pursuant to the Basic Subscription Right and the Oversubscription Right (but excluding any Available Direct Subscription Shares) and (ii) Cash Recovery Subscription Equity.

“VIHI Restructuring” means the reorganizations and other transactions involving Subsidiaries and Joint Ventures of the Company that may be undertaken on or prior to the Effective Date in the manner set forth in Exhibit K attached hereto.

Section 1.2                      Additional Defined Terms.  In addition to the terms defined in Section 1.1, additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated in the table below.

Defined Term	Section
Additional Investor Agreements	Section 3.6(b)
Agreement	Preamble
Alternate Transaction Agreement	Section 8.1(d)
Alternate Transaction Damages	Section 10.2(a)
Alternative Financing	Section 3.3(a)
Approval Conditions	Section 10.1(b)(iii)
Approval Motion	Recitals
Approval Order	Recitals
Arrangement Premium	Section 4.1(b)
Available Direct Subscription Shares	Section 3.1(b)(ii)

Defined Term	Section
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Basic Subscription Right	Section 2.2(b)
Breaching Investor	Section 9.1(b)
Company	Preamble
Company Plans	Section 5.21(a)
Confirmed Plan	Section 8.1(b)
Debtor	Recitals
Determination Date	Section 2.2(f)
Direct Commitment	Section 3.1(a)
Direct Subscription Shares	Section 3.1(a)
Disclosure Letter	Article V
Discrimination Notice	Section 11.10
Dispute Notice	Section 11.10
Employee Representatives	Section 5.14(a)
Environmental Laws	Section 5.19(a)
ERISA	Section 5.21(a)
Exit Financing	Section 7.17
Expedited Proceedings	Section 11.10
Filing Party	Section 7.15(b)
Financial Reports	Section 7.11(a)
Financial Statements	Section 5.9
Ford	Section 7.18
Ford Agreement	Section 7.18
Fully Exercising Holder	Section 2.2(c)
Funding Approval Certificate	Section 7.7
GAAP	Section 5.9
Indemnified Claim	Section 9.2
Indemnified Person	Section 9.2
Indemnifying Party	Section 9.2
Investor	Preamble
Joint Filing Party	Section 7.15(c)
Legal Proceedings	Section 5.13
Losses	Section 9.1(a)
Material Contracts	Section 5.24
Money Laundering Laws	Section 5.26
Multiemployer Plans	Section 5.21(b)
Offered Direct Subscription Shares	Section 3.1(b)
Offering Investor	Section 3.1(b)
OPEB Order	Section 5.11(f)
Outside Date	Section 10.1(b)(iii)
Over-Allotted Investor	Section 8.5
Over-Subscribed Shares	Section 2.2(e)
Oversubscription Right	Section 2.2(c)
Party	Preamble

Defined Term	Section
Petition Date	Recitals
Pre-Closing Period	Section 7.9
Proceedings	Recitals
Purchase Notice	Section 2.2(f)
Purchase Price	Section 2.1
Regulatory Cure	Section 8.5
Regulatory Reallocation	Section 8.5
Related Purchaser	Section 3.6(a)
Removed Allotted Portion	Section 8.5
Requisite Receiving Co-Investor Approval	Section 11.10
Right	Section 2.1
Rights Distribution Date	Section 2.2(b)
Rights Exercise Period	Section 2.2(d)
Rights Offering	Section 2.1
ROFR Investors	Section 3.6(c)
Share	Section 2.1
Stock Right Commitment	Section 3.2
Stock Right Deposit	Section 4.2
Stock Right Premium	Section 4.1(a)
Takeover Statute	Section 5.30
Tax Return	Section 5.20(a)
Transaction Agreements	Section 5.2(a)
Transaction Expenses	Section 4.3(a)
Transfer Notice	Section 3.6(c)
Transferring Investor	Section 3.6(c)
Ultimate Purchaser	Section 3.6(b)

Section 1.3                      Construction.  In this Agreement, unless the context otherwise requires:

(a)           references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(b)           the descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(c)           references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (.pdf), facsimile transmission or comparable means of communication;

(d)           words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(e)           the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;

(f)           the term this “Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;

(g)           “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(h)           references to “day” or “days” are to calendar days;

(i)           references to “the date hereof” means as of the date of this Agreement;

(j)           unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder in effect on the date of this Agreement; and

(k)           references to “dollars” or “$” are to United States of America dollars.

ARTICLE II

RIGHTS OFFERING

Section 2.1                      The Rights Offering.  The Company proposes to offer and sell shares of New Common Stock pursuant to a rights offering (the “Rights Offering”) whereby the Company will distribute to each Eligible Recipient, including, to the extent applicable, the Investors, that number of rights (each, a “Right”) that will enable Rights Holders to purchase an aggregate of up to the sum of (i) thirty-four million three hundred ten thousand two hundred (34,310,200) shares of New Common Stock (each, a “Share”), minus (ii) the Cash Recovery Subscription Equity and plus (iii) as applicable, Available Direct Subscription Shares, in each case, at a purchase price of twenty-seven dollars and sixty-nine cents ($27.69) per share (the “Purchase Price”).  The Company will conduct the Rights Offering in accordance with this Agreement, the Rights Offering Sub-Plan and the Rights Offering Procedures in all material respects.

Section 2.2                      Procedure of Rights Offering.  The Rights Offering will be conducted as follows:

(a)           On the terms and subject to the conditions of this Agreement (including Bankruptcy Court approval) and pursuant to the Rights Offering Procedures, the Company shall offer the Shares (less the Cash Recovery Subscription Equity) for subscription by Rights Holders.

(b)           The Company shall, no later than ten (10) days after the Bankruptcy Court has entered an order approving the Disclosure Statement, mail Election Forms to all holders of Allowed Senior Notes Claims as of the Rights Offering Record Date to determine whether or not such holders of Allowed Senior Notes Claims are Eligible Recipients.  As soon as practicable after the approval by the Bankruptcy Court of the Disclosure Statement, the Company shall distribute the ballot form(s) in connection with the solicitation of acceptances of the Plan.  As soon as practicable after the Election Form Deadline, the Company shall issue to each Eligible Recipient (the date of such issuance, the “Rights Distribution Date”) sufficient Rights to purchase its pro rata share (based on the Allowed Senior Notes Claims held by such Eligible Recipient in relation to the aggregate amount of Allowed Senior Notes Claims held by all holders of Allowed Senior Notes Claims) of thirty-four million three hundred ten thousand two hundred (34,310,200) Shares in the aggregate (the “Basic Subscription Right”).  The Company will be responsible for effecting the distribution of the Election Forms and any related materials to each holder of an Allowed Senior Notes Claim.  Each holder of Allowed Senior Notes Claims as of the Rights Offering Record Date that properly delivers a completed Election Form to the Subscription Agent shall, (i) if such holder properly certifies that it is an Eligible Recipient, be permitted to participate in the Rights Offering and shall receive the Rights Offering Procedures, a subscription form and any related materials and (ii) if such holder properly certifies that it is not an Eligible Recipient, have the right to receive a distribution in accordance with the Plan.

(c)           Subject to the Priority Oversubscription Right set forth in Section 2.2(e), each Rights Holder that exercises in full its Basic Subscription Right (a “Fully Exercising Holder”) shall be entitled to subscribe for Excess Shares on the same terms as the Basic Subscription Right, to the extent that any Excess Shares are available for purchase (the “Oversubscription Right”).

(d)           The Rights may be exercised during a period (the “Rights Exercise Period”) commencing on the Rights Distribution Date and ending at the Expiration Time.  Subject to the approval of this Agreement by the Bankruptcy Court, the Rights Offering Sub-Plan shall provide that to exercise a Right, a Rights Holder shall, during the Rights Exercise Period, (i) return a duly executed subscription document to the Subscription Agent (A) electing to exercise all or a portion of the Rights held by such Rights Holder and (B) if such Rights Holder is a Fully Exercising Holder, indicating the number of Excess Shares, if any, such Fully Exercising Holder desires to purchase pursuant to its Oversubscription Right and (ii) pay an amount equal to the aggregate Purchase Price for the number of Shares and Excess Shares that such Rights Holder elects to purchase pursuant to its Basic Subscription Right and Oversubscription Right by wire transfer of immediately available funds to an escrow account established by the Company for the Rights Offering.

(e)           As promptly as reasonably practicable following the Expiration Time, the Company shall determine the aggregate number of Excess Shares that the Fully Exercising Holders elected to purchase pursuant to their Oversubscription Rights (the “Over-Subscribed Shares”) and the number of Excess Shares that were available for purchase.  Subject to Section 3.1(b), if the number of Over-Subscribed Shares exceeds the number of Excess Shares, then the Company shall apportion, pro rata relative to the number of Excess Shares each Fully Exercising Holder elected to purchase pursuant to its Oversubscription Right, the number of Excess Shares (i) first, to the Lead Investors and their Related Purchasers (other than any Lead Investor and Related Purchaser that elected to include Available Direct Subscription Shares in the Rights Offering pursuant to Section 3.1(b)) and their respective Affiliates that are Fully Exercising Holders (ii) second, to the Co-Investors and their Related Purchasers (other than any Co-Investor and Related Purchaser that elected to include Available Direct Subscription Shares in the Rights Offering pursuant to Section 3.1(b)) and their respective Affiliates that are Fully Exercising Holders and (iii) last, to all other Fully Exercising Holders, in each case pursuant to its Oversubscription Right such that the aggregate number of Excess Shares the Fully Exercising Holders shall receive pursuant to their Oversubscription Rights shall equal the number of Excess Shares available.  As promptly as practicable after such adjustment, the Company shall notify each affected Fully Exercising Holder of such adjustment and remit, by wire transfer of immediately available funds, an amount equal to the aggregate Purchase Price for the shares such Fully Exercising Holder shall not be allowed to purchase pursuant to this Section 2.2(e).

(f)           No later than the fifth (5th) Business Day following the date on which the Expiration Time occurs (the “Determination Date”), the Company shall deliver to each Investor a written certification by an executive officer of the Company of (i) the number of Shares elected to be purchased by Rights Holders pursuant to the Basic Subscription Right and the aggregate Purchase Price therefor, (ii) the number of Shares elected to be purchased by Rights Holders pursuant to the Oversubscription Rights and the aggregate Purchase Price therefor, (iii) any Available Direct Subscription Shares not purchased pursuant to the Oversubscription Rights and (iv) the number of Unsubscribed Shares, if any, and the aggregate Purchase Price therefor (a “Purchase Notice”).  The Company shall promptly provide any written backup, information and documentation relating to the information contained in the Purchase Notice as any Investor may reasonably request in writing.

(g)           On the Effective Date, the Company will issue (and deliver as promptly as reasonably practicable thereafter) to each Rights Holder that validly exercised Rights the number of Shares and, if applicable, Excess Shares to which such Rights Holder is entitled based on such exercise.  All such Shares and, if applicable, Excess Shares will be delivered with all issue, stamp, transfer, sales and use, or similar Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company.

(h)           All funds paid by the Rights Holders to the Company in connection with the exercise of their rights pursuant to the Rights Offering shall be held for the benefit of the Rights Holders in an escrow account established by the Company with an escrow agent reasonably acceptable to Requisite Investors.  The escrow agreement establishing such escrow account shall be on market terms reasonably acceptable to both the Company and Requisite Investors and shall provide for all fees and expenses in connection therewith to be paid by the Company.  The funds held in such escrow account shall only be released to the Company upon the occurrence of the Effective Date and contemporaneously with the issuance of the Shares by the Company to the Rights Holders.  If this Agreement is terminated in accordance with its terms, the Company shall cause the escrow agent to, as promptly as practicable following such termination, return all such funds (and any interest or other income earned thereon) by wire transfer of immediately available funds to the Rights Holders.

ARTICLE III

THE COMMITMENTS

Section 3.1                      The Direct Purchase Commitment.

(a)           On the terms and subject to the conditions set forth in this Agreement, each Investor agrees, severally and not jointly, to subscribe for and purchase, or cause one or more Related Purchasers to subscribe for and purchase, and the Company agrees to sell and issue to such Investor and its Related Purchasers, if applicable, on the Effective Date for the Purchase Price per share, such Investor’s Allotted Portion of ten million eight hundred thirty-four thousand eight hundred (10,834,800) shares of New Common Stock (the “Direct Subscription Shares”), rounded among the Investors solely to avoid fractional shares as Requisite Investors may determine in their sole discretion (such obligation to purchase the Direct Subscription Shares, the “Direct Commitment”).

(b)           Each Investor may elect to request that the Company first offer all or any portion of the Direct Subscription Shares that such Investor has committed to purchase pursuant to Section 3.1(a) in the Rights Offering for purchase by Rights Holders.  Such election must be made by providing written notice to the Company and each other Investor at least five (5) Business Days prior to the Rights Distribution Date specifying the number of Direct Subscription Shares (the “Offered Direct Subscription Shares”) such Investor (the “Offering Investor”) elects to cause the Company to offer in the Rights Offering and the identity of the Offering Investor.

(i)           Each Lead Investor and its Related Purchasers (other than any Offering Investor or any of its Related Purchasers) may elect, upon written notice to the Company and the Offering Investor at least two (2) Business Days prior to the Rights Distribution Date, to assume the obligation to purchase all or any portion of the Offered Direct Subscription Shares from the Offering Investor; provided, that if Lead Investors and their Related Purchasers in the aggregate elect to assume more than the number of Offered Direct Subscription Shares available, the Offered Direct Subscription Shares shall be allocated by the Company among the electing Lead Investors and Related Purchasers pro rata relative to the number of Offered Direct Subscription Shares each Lead Investor and Related Purchaser elected to assume the obligation to purchase, such that the aggregate number of Direct Subscription Shares the electing Lead Investors and Related Purchasers shall assume the obligation to purchase shall equal the number of Offered Direct Subscription Shares made available by the Offering Investor.  Any Offered Direct Subscription Shares that Lead Investors and their Related Purchasers have elected to purchase pursuant to this Section 3.1(b)(i) shall be purchased by such electing Lead Investors and Related Purchasers on the terms and subject to the conditions of this Agreement and shall not be offered for issuance in the Rights Offering.  The Company shall distribute to the Lead Investors and their Related Purchasers a revised Schedule 1 accurately reflecting the changes to the allocated amounts of Direct Subscription Shares required by the transactions contemplated by this Section 3.1(b)(i).

(ii)           Any Offered Direct Subscription Shares that the Lead Investors and their Related Purchasers do not elect to assume the obligation to purchase pursuant to Section 3.1(b)(i) shall be included in the Rights Offering and shall be available for purchase by Rights Holders (such included Offered Direct Subscription Shares, the “Available Direct Subscription Shares”).  The Investors acknowledge and agree that (A) Available Direct Subscription Shares may be purchased by Rights Holders pursuant to the exercise of their Rights only if all Shares offered in the Rights Offering (other than Available Direct Subscription Shares) are first purchased in the Rights Offering pursuant to the exercise of the Basic Subscription Rights or the Oversubscription Rights and (B) that if more than one (1) Offering Investor includes Available Direct Subscription Shares in the Rights Offering, then the number of Direct Subscription Shares each such Offering Investor is obligated to purchase pursuant to this Agreement shall be reduced by such Offering Investor’s pro rata portion of the Available Direct Subscription Shares actually purchased pursuant to the exercise of Oversubscription Rights based on the number of Available Direct Subscription Shares such Offering Investor included in the Rights Offering relative to the total number of Available Direct Subscription Shares all such Offering Investors included in the Rights Offering, which pro rata portion shall be rounded by Requisite Investors in their sole discretion solely to avoid fractional shares.

(iii)           Notwithstanding anything to the contrary contained in this Agreement, the election of an Investor to enable the Company to offer Direct Subscription Shares in the Rights Offering shall not release such Investor from its obligation hereunder to purchase such Direct Subscription Shares unless, and only to the extent that, (A) the obligation to purchase such Direct Subscription Shares is assumed by Lead Investors and their Related Purchasers pursuant to Section 3.1(b)(i) and such Direct Subscription Shares are actually purchased by such Investor(s) or (B) such Direct Subscription Shares are validly purchased by Fully Exercising Holders pursuant to their Oversubscription Rights.

Section 3.2                      The Stock Right Commitment.  On the terms and subject to the conditions set forth in this Agreement, each Investor agrees, severally and not jointly, to purchase or cause one or more Related Purchasers to purchase, and the Company agrees to sell to such Investor or its designated Related Purchasers, if applicable, on the Effective Date for the Purchase Price per Share, such Investor’s Allotted Portion of the Unsubscribed Shares, rounded among the Investors solely to avoid fractional shares as Requisite Investors may determine in their sole discretion; provided, that Requisite Investors notify the Company of any such rounding prior to or on the Effective Date (such obligation to purchase the Unsubscribed Shares, the “Stock Right Commitment”).  For the avoidance of doubt, Unsubscribed Shares shall not, under any circumstances, include any Available Direct Subscription Shares, and any Investor that included Available Direct Subscription Shares in the Rights Offering shall remain obligated to purchase such Available Direct Subscription Shares to the extent not purchased by Rights Holders pursuant to their Oversubscription Rights.  Notwithstanding anything in this Agreement to the contrary, no Investor shall have any obligation under this Agreement to purchase any Cash Recovery Subscription Equity.

Section 3.3                      Alternative Financing.

(a)           Upon the occurrence of an Investor Default or a Signatory Default, the Lead Investors (other than any Lead Investor whose breach is the cause of such Investor Default or Signatory Default) shall have the right, but shall not be obligated to, within five (5) Business Days after receipt of written notice from the Company to all Lead Investors on behalf of the Investors of such Investor Default or Signatory Default to make arrangements for one or more of such Lead Investors, their Related Purchasers, Ultimate Purchasers or any combination thereof to purchase all or any portion of the Available Investor Shares or Cash Recovery Subscription Equity, as the case may be, on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by such Lead Investors; provided, that if such Lead Investors, Related Purchasers and Ultimate Purchasers do not, in the aggregate, agree to purchase all of the Available Investor Shares or Cash Recovery Subscription Equity, as the case may be, on the terms and subject to the conditions of this Agreement or the Cash Recovery Backstop Agreement, as the case may be, the Co-Investors (other than any Co-Investor whose breach is the cause of such Investor Default or Signatory Default) shall have the right, but shall not be obligated to, within two (2) Business Days after the expiration of such five (5) Business Day period, to make arrangements for one or more of such Co-Investors, their Related Purchasers, Ultimate Purchasers or any combination thereof to purchase all or any portion of the remaining Available Investor Shares or Cash Recovery Subscription Equity, as the case may be, on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by such Co-Investors and any Lead Investors participating in the Alternative Financing (such arrangement pursuant to which all Available Investor Shares or all of the Cash Recovery Subscription Equity, as the case may be, are purchased, an “Alternative Financing”).  If an Investor Default or Signatory Default occurs, the Effective Date and the Outside Date shall each be delayed only to the extent necessary to allow for an Alternative Financing to be completed within the time frame established in this Section 3.3(a); provided, that in no event shall the Effective Date or the Outside Date be delayed more than eight (8) Business Days without the prior written consent of the Company and all Lead Investors (other than any Investor whose breach is the cause of such Investor Default or Signatory Default).  Notwithstanding anything to the contrary contained herein, (i) if the Investor Default or Signatory Default occurs on the date that would have been the Effective Date, then each condition set forth in Section 8.1 that was satisfied as of such date (including any condition that had been waived by Requisite Investors) shall be deemed to be satisfied at all times after the date of such Investor Default or Signatory Default, and (ii) in the event that an Alternative Financing has not been consummated prior to the expiration of the eight (8) Business Day period (or such longer period as agreed among the Company and the Investors) set forth in the preceding sentence, the Company shall be entitled to terminate this agreement pursuant to Section 10.1(d)(i).

(b)           Each Investor agrees that if such Investor causes an Investor Default or Signatory Default, such Investor shall, within two (2) Business Days of receiving written notice by the Company that an Alternative Financing has been consummated, repay its Allotted Portion of the Stock Right Premium to the extent received from the Company by wire transfer of immediately available funds to the non-defaulting Investors pro rata based on their Allotted Portions whether or not the Effective Date occurs.

(c)           Nothing in this Agreement shall be deemed to require an Investor to purchase more than its Allotted Portion of (i) the Direct Subscription Shares and (ii) the Unsubscribed Shares.

Section 3.4                      Notice of Unsubscribed Shares.  On the Determination Date, the Company will provide a Purchase Notice to each Investor as provided in Section 2.2(f), setting forth a true and accurate determination of the aggregate number of Unsubscribed Shares, if any.

Section 3.5                      Issuance and Delivery of Investor Shares.

(a)           Issuance of the Investor Shares will be made by the Company to the account of each Investor (or to such other accounts as any Investor may designate in accordance with this Agreement) at 10:00 a.m., New York City time, on the Effective Date, or such other date and time as the Company and Requisite Investors may agree in writing, contemporaneously against payment on the Effective Date of the aggregate Purchase Price for the Investor Shares by wire transfer of immediately available funds in U.S. dollars to the account specified by the Company to the Investors in writing at least five (5) days prior to the Effective Date, and such Investor Shares shall be delivered on the Effective Date or as promptly as reasonably practicable thereafter.

(b)           All Investor Shares will be delivered with all issue, stamp, transfer, sales and use, or similar Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company.

(c)           The documents to be delivered on the Effective Date by or on behalf of the Parties and the Investor Shares will be delivered at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022 on the Effective Date.  Notwithstanding the previous sentence, unless an Investor (on behalf of itself or its Related Purchasers or Ultimate Purchasers) requests in writing delivery of a physical stock certificate, the entry of any Investor Shares to be delivered pursuant to Section 3.5(a) into the account of an Investor pursuant to the Company’s book entry procedures shall be deemed delivery of such Investor Shares for purposes of this Agreement.  The Company shall use its commercially reasonable efforts to make all shares of New Common Stock issued pursuant to the Plan (including Shares and Investor Shares) Depository Trust Company eligible as of the Effective Date.

Section 3.6                      Transfer, Designation and Assignment Rights.

(a)           Each Investor shall have the right to designate by written notice to the Company no later than five (5) Business Days prior to the Effective Date that some or all of its Investor Shares be issued in the name of and delivered to, one or more of its Affiliates (each a “Related Purchaser”) upon receipt by the Company of payment therefor in accordance with the terms hereof, which notice of designation shall (i) be addressed to the Company and signed by such Investor and each Related Purchaser, (ii) specify the number of Investor Shares to be delivered to or issued in the name of such Related Purchaser and (iii) contain a confirmation by such Related Purchaser of the accuracy of the representations set forth in Sections 6.6 through 6.8 as applied to such Related Purchaser; provided, that no such designation pursuant to this Section 3.6(a) shall relieve such Investor from its obligations under this Agreement.  Additionally, each Investor may assign all or any portion of its Allotted Portion of the Equity Commitment to a Related Purchaser who agrees in writing to be bound by this Agreement by executing and delivering to the Company and each other Investor a Commitment Joinder Agreement, including a revised Schedule 1 to reflect such assignment; provided, that no such assignment pursuant to this Section 3.6(a) shall relieve such Investor from its obligations under this Agreement without giving effect to such revised Schedule 1; provided, further, that such Investor shall provide written notice to the Company and each other Investor in advance of such assignment and no later than five (5) Business Days prior to the Effective Date.

(b)           The Company acknowledges and agrees that certain of the Investors may enter into one or more additional agreements (the “Additional Investor Agreements”) with one or more Persons (other than Related Purchasers) (each an “Ultimate Purchaser”) pursuant to which (subject to Section 3.6(c)) the Ultimate Purchasers agree to purchase all or any portion of an Investor’s Investor Shares and/or Allotted Portion of the Equity Commitment and may designate by written notice to the Company that some or all of its Investor Shares be issued in the name of and delivered directly to, such Ultimate Purchasers; provided, that no such Additional Investor Agreement shall relieve such Investor from its obligations under this Agreement; provided, further, that such Investor shall provide written notice to the Company and each other Investor a copy of such Additional Investor Agreement no later than three (3) Business Days prior to the Effective Date and each such Additional Investor Agreement shall contain such Ultimate Purchaser’s representations and warranties as to itself to the effect set forth in Sections 6.6 through 6.8 and such Ultimate Purchaser’s agreement to be bound by the covenants contained in Section 7.16.

(c)           Each Investor and its Related Purchasers, severally and not jointly, agrees that, from the date hereof until the Effective Date, prior to entering into any Additional Investor Agreement with an Ultimate Purchaser pursuant to Section 3.6(b), such Investor and its Related Purchasers (the “Transferring Investor”) shall provide to all other Investors and their Related Purchasers (the “ROFR Investors”) a written notice (a “Transfer Notice”) specifying (i) the number of Investor Shares or amount of the Allotted Portion of the Equity Commitment, as the case may be, that the Transferring Investor is proposing to Transfer to an Ultimate Purchaser and (ii) the material terms and conditions of such transfer, including the consideration to be paid for such Investor Shares or Allotted Portion, as the case may be.  Each ROFR Investor may elect, by giving written notice to the Transferring Investor and the other ROFR Investors within three (3) Business Days after the delivery of the Transfer Notice, to assume the obligation to purchase all or any portion of such Investor Shares or such Allotted Portion, as the case may be, subject to the conditions and on the terms set forth in the Transfer Notice.  If the ROFR Investors in the aggregate elect to assume more than the Investor Shares or Allotted Portion, as the case may be, specified in the Transfer Notice, such Investor Shares or Allotted Portion, as the case may be, shall be allocated among the electing ROFR Investors as follows: (x) first, among the electing ROFR Investors that are also Lead Investors or Related Purchasers of Lead Investors pro rata relative to the number of Investor Shares or amount of the Allotted Portion, as the case may be, that each ROFR Investor that is also a Lead Investor or a Related Purchaser of a Lead Investor elected to assume the obligation to purchase, and (y) second, among the electing ROFR Investors that are also Co-Investors or Related Purchasers of Co-Investors pro rata relative to the number of Investor Shares or amount of the Allotted Portion, as the case may be, that each ROFR Investor that is also a Co-Investor or a Related Purchaser of a Co-Investor elected to assume the obligation to purchase, such that the aggregate number of Investor Shares or amount of the Allotted Portion, as the case may be, that the electing ROFR Investors assume the obligation to purchase shall equal the number of Investor Shares or the Allotted Portion, as the case may be, specified in the Transfer Notice.  If, within the three (3) Business Day election period referred to above, the ROFR Investors in the aggregate elect to assume less than all of the Investor Shares or Allotted Portion, as the case may be, specified in the Transfer Notice, then all such elections shall be void and the Transferring Investor shall have the right, during the thirty (30) day period immediately following the expiration of such three (3) Business Day election period (but in no event after the date that is three (3) Business Days prior to the Effective Date), to enter into Additional Investor Agreements to Transfer all, but not less than all, of the Investors Shares or Allotted Portion, as the case may be, specified in the Transfer Notice to one or more Ultimate Purchasers on terms and conditions not less favorable to the Transferring Investor than those set forth in the Transfer Notice and in any event in accordance with Section 3.6(b).  The Company and the Investors agree that in the event that both (i) the ROFR Investors in the aggregate elect to assume all of the Investor Shares or Allotted Portion, as the case may be, specified in a Transfer Notice, and (ii) each electing ROFR Investor delivers a Funding Approval Certificate to the Company for the aggregate amount of such ROFR Investor’s Allotted Portion (including the amount of the Transferring Investor’s Allotted Portion assumed by such ROFR Investor pursuant to this Section 3.6(c)) either simultaneously with such Transfer or in accordance with Section 7.7, (x) the Transferring Investor shall be relieved of its obligations hereunder with respect to such Investor Shares or Allotted Portion, as the case may be, and the electing ROFR Investors shall assume such obligations in the proportions that such Investor Shares or Allotted Portion, as the case may be, were allocated amongst the ROFR Investors and (y) the Investors shall provide written notice to the Company containing a revised Schedule 1 accurately reflecting any changes required by the transactions contemplated by this Section 3.6(c).

(d)           Each Investor, severally and not jointly, agrees that it will not, directly or indirectly, assign, at any time prior to the Effective Date or earlier termination of this Agreement in accordance with its terms, its rights and obligations under this Agreement or to Investor Shares or any interest or participation therein to any Person other than in accordance with this Section 3.6.  Each Investor, severally and not jointly, agrees that with respect to any offer or Transfer to an Ultimate Purchaser prior to the Effective Date, it has not offered and shall not offer any Investor Shares to, and it has not entered into and shall not enter into an Additional Investor Agreement or Commitment Joinder Agreement with any Person that is not an “accredited investor” within the meaning of Rule 501(a) of the Securities Act; provided, that nothing in this Agreement shall limit or restrict in any way any Investor’s ability to Transfer any of its Investor Shares or any interest therein after the Effective Date pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements thereunder and pursuant to applicable state securities Laws.

ARTICLE IV

PREMIUMS AND EXPENSES

Section 4.1                      Premiums and Damages Payable by the Company.  The Company shall pay to the Investors the following premiums and damages, in accordance with and subject to Sections 4.2 and 10.2, in the following manner:

(a)           a nonrefundable (except as set forth in Section 4.2) aggregate premium in an amount equal to forty-three million seven hundred fifty thousand dollars ($43,750,000), in accordance with Section 4.2, to the Investors in the proportions set forth in Schedule 1 to compensate the Investors for their agreement to purchase the Investor Shares (the “Stock Right Premium”); and

(b)           a nonrefundable aggregate arrangement premium in an amount equal to sixteen million six hundred twenty-five thousand dollars ($16,625,000), in accordance with Section 4.2, to those Persons set forth in Schedule 2 in the proportions set forth therein to compensate such Persons for arranging the transactions contemplated hereby (the “Arrangement Premium”); and

(c)           in the event that this Agreement is terminated, the Alternate Transaction Damages, if any, which shall be paid by the Company to the Investors as provided in Section 10.2.

Section 4.2                      Payment of Premiums and Damages.  (a) Twenty-five percent (25%) of the Stock Right Premium (the “Stock Right Deposit”) shall be earned by the Investors and paid by the Company to the Investors in the proportions set forth on Schedule 1 on the first (1st) Business Day following the date on which the Approval Order is entered and (b) the remainder of the Stock Right Premium and the Arrangement Premium shall become earned by the Persons specified in Sections 4.1(a) and 4.1(b) and paid by the Company simultaneously with the delivery of the Investor Shares on the Effective Date.  Payment of the Stock Right Premium, the Arrangement Premium and the Alternate Transaction Damages, if any, will be made by wire transfer of immediately available funds in U.S. dollars to the account specified by each Investor to the Company in writing at least five (5) Business Days prior to such payment.  The Stock Right Premium, the Arrangement Premium and the Alternate Transaction Damages, if any, will be nonrefundable and non-avoidable when paid; provided, that in the event that this Agreement is terminated pursuant to Section 10.1(d)(i), each Investor shall refund such Investor’s portion of the Stock Right Deposit received by it pursuant to this Section 4.2 to the Company by wire transfer of immediately available funds in U.S. dollars to the account specified by the Company in the Company’s notice of such termination.

Section 4.3                      Transaction Expenses.

(a)           The Company will reimburse or pay, as the case may be, the documented out-of-pocket costs and expenses reasonably incurred by each of the Investors and their respective Affiliates, so long as such Investor is obligated, under the Plan Support Agreement, to support the Plan and has not breached such obligation, in connection with (w) the exploration and discussion of the Proposal Letter, this Agreement and the Plan and the transactions contemplated hereby (including any expenses related to obtaining required consents of Governmental Entities and other Persons), (x) any due diligence related to this Agreement and the transactions contemplated hereby, (y) the preparation and negotiation of the Proposal Letter, this Agreement, the Plan (and related documents) and the proposed documentation of the transactions contemplated hereby and thereby and (z) the implementation of the transactions contemplated by this Agreement and the Plan (including any legal proceedings (A) in connection with the confirmation of the Plan and approval of the Disclosure Statement, and objections thereto (other than objections of any Investor or any Affiliate of an Investor), and any other actions in the Proceedings related thereto and (B) to enforce the Investors’ rights against the Company (but not against any other Investor, any Related Purchaser or any Ultimate Purchaser) under this Agreement, the Plan and any Transaction Agreement, but only to the extent such Investor prevails on the merits of their underlying claim in such proceedings) and any other judicial and regulatory proceedings in furtherance of this Agreement, the Plan and any Transaction Agreement, including, in each case, the reasonable fees, costs, and expenses of (1) the individual outside counsel of each Lead Investor (as well as White & Case LLP, as counsel to all the Lead Investors), (2) the Ad Hoc Counsel (but not any fees, costs or expenses of any counsel for any Co-Investors (except to the extent provided in Section 4.3(a)(iv)) other than the Ad Hoc Counsel and (3) any other professionals reasonably retained by any Investor (including GLCA/Sagent Advisors, OHorizons LLC and Conway MacKenzie, Inc.), but specifically excluding any fees, costs, or expenses of any Co-Investor incurred or required to be paid in connection with any filings required to be made by such Co-Investor or its Affiliates under the HSR Act or any other Antitrust Laws (collectively, “Transaction Expenses”) in the following manner:

(i)           to the extent Transaction Expenses (including any monthly fees and reasonable expenses paid or payable to GLCA/Sagent Advisors pursuant to the terms of the GLCA/Sagent Engagement Letter, but excluding any success or transaction fee) are or were incurred prior to the date of this Agreement, and the Investors have delivered, at least three (3) Business Days prior to the date hereof, a good faith estimate, with reasonably detailed support, of such Transaction Expenses, which estimate shall be attached hereto as Schedule 3, such Transaction Expenses shall be paid by the Company promptly upon the Bankruptcy Court’s entry of the Approval Order;

(ii)           to the extent Transaction Expenses (including any monthly fees and reasonable expenses paid or payable to GLCA/Sagent Advisors pursuant to the terms of the GLCA/Sagent Engagement Letter, but excluding any success or transaction fee (any such fee to be payable only in accordance with clause (iii) below)) are incurred on or after the date of this Agreement, such Transaction Expenses shall be paid upon submission to the Company of summary statements therefor within fifteen (15) days of the submission of such statements, in each case, without (A) the need to file an application or notice with the Bankruptcy Court, (B) Bankruptcy Court (or any other Person’s) review or (C) further Bankruptcy Court order, whether or not the transactions contemplated hereby are consummated; provided, that no such statements may be submitted until the Approval Order has been entered;

(iii)           to the extent any success or transaction fee is payable to GLCA/Sagent under the terms of the GLCA/Sagent Engagement Letter, such success or transaction fee shall be paid only upon the effective date of the Plan;

(iv)           the fees and expenses of counsel for any Co-Investor whose Allotted Portion of the Aggregate Commitment (including, for this purpose, the Allotted Portions held by such Co-Investor’s Related Purchasers) exceeds fifty million dollars ($50,000,000) shall be included as Transaction Expenses; provided, that the Company shall not be required to reimburse or pay any such fees and expenses pursuant to this Section 4.3(a)(iv) in excess of two hundred thousand dollars ($200,000) in the aggregate for all Co-Investors; and

(v)           the filing fee, if any, required to be paid in connection with any filings required to be made by any Lead Investor or its Affiliates under the HSR Act or any other Antitrust Laws shall be paid by the Company on behalf of the Lead Investors when filings under the HSR Act or any other Antitrust Laws are made, together with all expenses of the Lead Investors incurred to comply therewith.

(b)           The obligation of the Company to pay Transaction Expenses shall not be conditioned or contingent upon the consummation of the transactions contemplated by this Agreement or the Plan.

(c)           The provision for the payment of Transaction Expenses is (and the Approval Order should so provide that payment of Transaction Expenses is) an integral part of the transactions contemplated by this Agreement and without this provision the Investors would not have entered into this Agreement and such Transaction Expenses shall constitute an allowed administrative expense of the Company under sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the disclosure letter delivered by the Company to the Lead Investors and the Ad Hoc Counsel on the date hereof (the “Disclosure Letter”), (ii) the Company SEC Documents filed prior to the date hereof (excluding any risk factor disclosure and disclosure included in any “forward-looking statements” disclaimer or other statements included in such Company SEC Documents that are predictive, forward-looking, non-specific or primarily cautionary in nature (but including any specific factual information contained therein)) or (iii) in the Attached Disclosure Statement (excluding (A) any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in the Attached Disclosure Statement that are predictive, forward-looking, non-specific or primarily cautionary in nature (but including any specific factual information contained therein) and (B) any amendments, updates or modifications thereto), the Company represents and warrants to, and agrees with, each of the Investors as set forth below.  Any disclosure in the Company SEC Documents or the Attached Disclosure Statement that is deemed to qualify a representation or warranty shall only so qualify a representation or warranty to the extent that it is made in such a way as to make the relevance of such disclosure to these representations and warranties reasonably apparent on its face.  Any item disclosed in a section of the Disclosure Letter shall be deemed disclosed for purposes of all other Sections of this Article V to the extent the relevance of such disclosure or item to such Section of this Article V is reasonably apparent on its face.  Except for representations, warranties and agreements that are expressly limited as to their date, each representation, warranty and agreement shall be deemed made as of the date hereof and as of the Effective Date.  For the purposes of this Article V, references to Subsidiaries (other than such references in Sections 5.2(b), 5.3(a) and 5.16(b), and for purposes of Section 7.9(j), other than Section 5.11) are also deemed to include Joint Ventures; provided, that the representations and warranties contained in this Article V made with respect to any aspect of the Joint Ventures (including their Real Property Leases or other assets, operations or condition) are made only as to the Knowledge of the Company.

Section 5.1                      Organization and Qualification.  The Company and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its respective jurisdiction of incorporation or organization and, subject to any necessary authority from the Bankruptcy Court, has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) under the Laws of each other jurisdiction in which it owns, leases or operates properties or conducts any business, in each case except to the extent that the failure to be so qualified or licensed or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.2                      Corporate Power and Authority.

(a)           The Company has or, to the extent executed in the future, shall have when executed the requisite corporate power and authority to enter into, execute and deliver this Agreement and the Plan Supplement and other agreements to which it will be a party as contemplated by this Agreement and the Plan (this Agreement and the Plan Supplement and other agreements collectively, the “Transaction Agreements”) and, subject to entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the fourteen (14)-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), respectively, to perform its obligations hereunder and thereunder, including the issuance of the Rights, the Shares and the Investor Shares.  The Company has or, to the extent executed in the future, shall have when executed, taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement, including the issuance of the Rights, the Shares and the Investor Shares.

(b)           Each of the Company’s Subsidiaries has or, to the extent executed in the future, shall have when executed the requisite power and authority (corporate or otherwise) to enter into, execute and deliver each Transaction Agreement to which such Subsidiary is a party and, subject to entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the fourteen (14)-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), respectively, to perform its obligations thereunder.  Each of the Company’s Subsidiaries has or, to the extent executed in the future, shall have when executed, taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of each Transaction Agreement to which such Subsidiary is a party.

(c)           Prior to the execution by the Company and filing with the Bankruptcy Court of the Plan, the Company and each of the other Debtors executing the Plan will have the requisite power and authority (corporate or otherwise) to execute the Plan and to file the Plan with the Bankruptcy Court and, subject to entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the fourteen (14)-day period set forth in Bankruptcy Rule 3020(e), to perform its obligations thereunder, and will have taken all necessary actions (corporate or otherwise) required for the due authorization, execution, delivery and performance by it of the Plan.

Section 5.3                      Execution and Delivery; Enforceability.

(a)           This Agreement and each Transaction Agreement has been, or prior to its execution and delivery will be, duly and validly executed and delivered by the Company and each of its Subsidiaries party thereto, and, upon the entry of the Approval Order and the expiration, or waiver by the Bankruptcy Court, of the fourteen (14)-day period set forth in Bankruptcy Rule 6004(h), each such document will constitute the valid and binding obligations of the Company and each of its Subsidiaries party thereto, enforceable against the Company and each of its Subsidiaries party thereto in accordance with their respective terms.

(b)           The Plan will be duly and validly filed with the Bankruptcy Court by the Company and each of the other Debtors executing the Plan and, upon the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the fourteen (14)-day period set forth in Bankruptcy Rule 3020(e), will constitute the valid and binding obligation of the Company and such Debtors, enforceable against the Company and such Debtors in accordance with its terms.

Section 5.4                      Authorized and Issued Capital Stock.

(a)           As of the Effective Date, the authorized capital stock of the Company will consist of two hundred fifty million (250,000,000) shares of New Common Stock and fifty million (50,000,000) shares of preferred stock, par value $0.01 per share.  As of the Effective Date, (i) forty-nine million three hundred eleven thousand six hundred sixty-seven (49,311,667) shares of New Common Stock will be issued and outstanding, (ii) no shares of the preferred stock will be issued and outstanding, (iii) other than the 12.25% Warrants, no warrants to purchase shares of New Common Stock will be issued and outstanding, (iv) no shares of New Common Stock will be held by the Company in its treasury, (v) three million eight hundred eighty-eight thousand eight hundred eighty-nine (3,888,889) shares of New Common Stock will be reserved for issuance upon exercise of stock options and other rights to purchase or acquire shares of New Common Stock granted under any Company Plan, and (vi) other than shares of New Common Stock reserved for issuance upon the exercise of the 12.25% Warrants, no shares of New Common Stock will be reserved for issuance upon the exercise of warrants to purchase shares of New Common Stock.

(b)           As of the Effective Date, all issued and outstanding shares of capital stock of the Company and each of its Subsidiaries will have been duly authorized and validly issued and will be fully paid and non-assessable, and will not be subject to any preemptive rights.

(c)           Except as set forth in this Section 5.4, as of the Effective Date, no shares of capital stock or other equity securities or voting interest in the Company will have been issued, reserved for issuance or outstanding.

(d)           Except as described in this Section 5.4, and except as required by the Plan, as of the Effective Date, neither the Company nor any of its Subsidiaries will be party to or otherwise bound by or subject to any outstanding option, warrant, call, right, security, commitment, contract, arrangement or undertaking (including any preemptive right) that (i) obligates the Company or any of its Subsidiaries to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, (ii) obligates the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (iii) restricts the transfer of any shares of capital stock of the Company or any of its Subsidiaries or (iv) relates to the voting of any shares of capital stock of the Company or any of its Subsidiaries.

Section 5.5                      Issuance.  The Investor Shares and the Shares to be issued and sold by the Company to the Investors and the Rights Holders hereunder, respectively, when such Investor Shares and Shares are issued and delivered against payment therefor by the Investors and the Rights Holders in accordance with this Agreement, the Plan and the subscription documents contemplated hereby and thereby, respectively, shall have been duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and free and clear of all Taxes, Liens, preemptive rights, subscription and similar rights, other than any rights set forth in the Certificate of Incorporation.

Section 5.6                      No Conflict.  Provided that the consents described in Section 5.7 are obtained, the execution and delivery by the Company and, to the extent relevant, its Subsidiaries of this Agreement, the Plan and the Transaction Agreements, the compliance by the Company and, to the extent relevant, its Subsidiaries with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (including compliance by each Investor with its obligations hereunder and thereunder) (a) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent specified in the Attached Plan, in the acceleration of, or the creation of any Lien under, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, (b) will not result in any violation of the provisions of the certificate of incorporation or bylaws (or comparable constituent documents) of the Company or any of its Subsidiaries or the Certificate of Incorporation or Bylaws and (c) will not result in any material violation of any Law or Order applicable to the Company or any of its Subsidiaries or any of their properties, except in any such case described in clause (a) for any conflict, breach, violation, default, acceleration or Lien which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.7                      Consents and Approvals.  No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries or any of their properties is required for the execution and delivery by the Company and, to the extent relevant, its Subsidiaries of this Agreement, the Plan and the Transaction Agreements, the compliance by the Company and, to the extent relevant, its Subsidiaries with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (including compliance by each Investor with its obligations hereunder and thereunder), except (a) the approval by the Bankruptcy Court of the Company’s authority to enter into and implement this Agreement, (b) the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the fourteen (14)-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable, (c) filings, if any, pursuant to the HSR Act and the expiration or termination of all applicable waiting periods thereunder or any applicable notification, authorization, approval or consent under any other Antitrust Laws in connection with the transactions contemplated by this Agreement, (d) the filing with the Secretary of State of the State of Delaware of the Certificate of Incorporation to be applicable to the Company from and after the Effective Date and (e) such consents, approvals, authorizations, registrations or qualifications (i) if applicable, as may be required under the rules and regulations of the New York Stock Exchange or the Nasdaq Stock Exchange to consummate the transactions contemplated herein or (ii) as may be required under state securities or Blue Sky laws in connection with the purchase of the Investor Shares by the Investors and the issuance of the Rights and the Shares pursuant to the exercise of the Rights.

Section 5.8                      Arm’s Length.  The Company acknowledges and agrees that (a) each of the Investors is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any of its Subsidiaries and (b) no Investor is advising the Company or any of its Subsidiaries as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

Section 5.9                      Financial Statements.  The consolidated financial statements of the Company included or incorporated by reference in the Company SEC Documents, and to be included or incorporated by reference in the Disclosure Statement (collectively, the “Financial Statements”), comply or will comply, as the case may be, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Bankruptcy Code, and present fairly and will present fairly in all material respects the financial position, results of operations and cash flows of the Company and its consolidated subsidiaries, taken as a whole, as of the dates indicated and for the periods specified.  The Financial Statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, subject to (a) in the case of any unaudited Financial Statements, the absence of footnote disclosures and (b) in the case of any Financial Statements other than year-end Financial Statements, changes resulting from normal period-ending adjustment.

Section 5.10                      Company SEC Documents and Disclosure Statement.  Since the Petition Date, the Company has filed all material required reports, schedules, forms and statements with the SEC.  As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act applicable to such Company SEC Documents.  The Company has filed with the SEC all “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) that are required to be filed as exhibits to the Company SEC Documents.  No Company SEC Document, after giving effect to any amendments or supplements thereto, and to any subsequently filed Company SEC Documents, in each case filed prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Attached Disclosure Statement conforms in all material respects to the requirements of the Bankruptcy Code and complies in all material respects with section 1125 of the Bankruptcy Code; provided, that any amendments, supplements, changes or modifications to the Attached Disclosure Statement that are incorporated into the Disclosure Statement shall not, in and of themselves, constitute a presumption that the Attached Disclosure Statement does not conform in all material respects to the requirements of the Bankruptcy Code or comply in all material respects with section 1125 of the Bankruptcy Code.  The Disclosure Statement, when submitted to the Bankruptcy Court, when approved thereby and upon confirmation and effectiveness, will conform in all material respects to the requirements of the Bankruptcy Code and will comply in all material respects with section 1125 of the Bankruptcy Code.

Section 5.11                      Absence of Certain Changes.  Since December 31, 2009, except for actions required to be taken pursuant to this Agreement or the Rights Offering Sub-Plan:

(a)           no Event has occurred or exists which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           neither the Company nor any of its Subsidiaries has amended its certificate of incorporation, bylaws or comparable constituent documents;

(c)           the Company has not made any material changes with respect to its accounting policies or procedures, except as required by Law or changes in GAAP;

(d)           neither the Company nor any of its Subsidiaries has (i) made, changed or revoked any material Tax election, (ii) entered into any settlement or compromise of any material Tax liability, (iii) filed any amended Tax Return with respect to any material Tax, (iv) changed any annual Tax accounting period, (v) entered into any closing agreement relating to any material Tax or (vi) made material changes to their Tax accounting methods or principles;

(e)           other than in the ordinary course of business in compliance with all applicable Laws, neither the Company nor any of its Subsidiaries has entered into any transaction or engaged in layoffs or employment terminations which would trigger application of the Worker Adjustment and Retraining Notification Act of 1988 (or any similar foreign, state or local Law) or would be considered as a collective dismissal, mass termination or reduction in force under applicable foreign Law;

(f)           other than (i) the approval of the Approved Annual Incentive Program, (ii) in accordance with the Approved Annual Incentive Program, or (iii) relating to the Bankruptcy Court’s December 22, 2009 order granting in part Certain Debtors’ Motion for Order Authorizing Them to Amend or Terminate Post-Employment Health Care and Life Insurance Benefits for Certain Employees and Retirees and Their Surviving Spouses, Spouses, Domestic Partners and Dependents (the “OPEB Order”), there has not been (A) any increase in the compensation payable or to become payable to any officer or employee of the Company or any of its Subsidiaries with annual base compensation in excess of two hundred fifty thousand dollars ($250,000) (except for compensation increases in the ordinary course of business and consistent with past practice), (B) any establishment, adoption, renewal, entry into or material amendment or supplement of any bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of (1) any individual officer or employee with annual base compensation in excess of two hundred fifty thousand dollars ($250,000) or (2) any director or (C) any establishment, adoption, renewal, entry into or material amendment or supplement of any Collective Bargaining Agreement; and

(g)           neither the Company nor any of its Subsidiaries have sold, transferred, leased, licensed or otherwise disposed of any assets or properties material to the Company and its Subsidiaries, taken as a whole, except for (i) sales of inventory in the ordinary course of business consistent with past practice and (ii) leases or licenses entered into in the ordinary course of business consistent with past practice that do not, individually, require annual payments by or to the Company or any of its Subsidiaries in excess of ten million dollars ($10,000,000) and (iii) dispositions approved by the Bankruptcy Court or in which the aggregate consideration received did not exceed ten million dollars ($10,000,000).

Section 5.12                      No Violation or Default; Compliance with Laws.  The Company is not in violation of its charter or bylaws and none of the Company’s Subsidiaries are in violation of their respective charters or bylaws or similar organizational documents in any material respect.  Neither the Company nor any of its Subsidiaries are, except as a result of the Proceedings, in default, and no Event has occurred or exists that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, except for any such default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is or has been at any time since January 1, 2008 in violation of any Law or Order, except for any such violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  There is and since January 1, 2008 has been no failure on the part of the Company to comply in all material respects with the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC thereunder.

Section 5.13                      Legal Proceedings.  There are no legal, governmental or regulatory investigations, actions, suits, arbitrations or proceedings (“Legal Proceedings”) pending to which the Company or any of its Subsidiaries is a party or to which any property of the Company or any of its Subsidiaries is the subject that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect, and, to the Knowledge of the Company, no such Legal Proceedings are either (a) threatened or contemplated by any Governmental Entity or (b) threatened by any other Person.

Section 5.14                      Labor Relations.

(a)           There is no labor or employment-related audit, inspection or Legal Proceeding pending or threatened between the Company or any of its Subsidiaries and any of their respective employees or such employees’ labor organization, works council, European Works Council, workers’ committee, union representatives or any other type of employees’ representatives appointed for collective bargaining purposes (collectively “Employee Representatives”) that would reasonably be expected to have a Material Adverse Effect.

(b)           Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any Collective Bargaining Agreement applicable to persons employed by the Company or any of its Subsidiaries, and to the Knowledge of the Company, no union organizing efforts or Employee Representatives’ elections are underway with respect to any such employees.  There is no strike, slowdown, work stoppage, lockout or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries.

(c)           The Company and each of its Subsidiaries has complied in all respects with its payment obligations to all employees of the Company, its Subsidiaries in respect of all wages, salaries, fees, commissions, bonuses, overtime pay, holiday pay, sick pay, benefits and all other compensation, remuneration and emoluments due and payable to such employees under any Company or Subsidiary policy, practice, agreement, plan, program or any applicable Collective Bargaining Agreement or Law, except to the extent that any noncompliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.15                      Intellectual Property.

(a)           Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries own or possess valid and enforceable rights, free and clear of all Liens (except for Permitted Liens), to use all Intellectual Property necessary for the conduct of their respective businesses as currently conducted and (ii) there is no Intellectual Property other than the Business Intellectual Property that is necessary for the conduct of the businesses of the Company and its Subsidiaries as currently conducted.

(b)           All registrations with and applications to Governmental Entities in respect of material Business Intellectual Property owned by the Company are valid and in full force and effect, have not lapsed, expired (other than expirations in accordance with their statutory terms) or been abandoned (subject to the vulnerability of a registration for trademarks to cancellation for lack of use) and are not the subject of any opposition filed with the United States Patent and Trademark Office or any other applicable Intellectual Property registry, except where such lapse, expiration, abandonment or opposition would not have or reasonably be expected to have a Material Adverse Effect.  The consummation of the transactions contemplated by this Agreement and by the Plan will not (i) result in the loss or impairment of any rights to use any material Business Intellectual Property or (ii) obligate any of the Investors to pay any royalties or other amounts to any third party in excess of the amounts that would have been payable by Company and its Subsidiaries absent the consummation of such transactions.

(c)           To the Knowledge of the Company, the Company and its Subsidiaries are not in default (or with the giving of notice or lapse of time or both, would be in default) under any Contract relating to any material Business Intellectual Property.  To the Knowledge of the Company, (i) no material Business Intellectual Property rights owned by the Company or its Subsidiaries are being infringed by any other Person and (ii) the conduct of the businesses of the Company and its Subsidiaries as presently conducted does not violate, infringe or misappropriate any Intellectual Property rights of other Persons, except to the extent such conflict, infringement or misappropriation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.16                      Title to Real and Personal Property.

(a)           Real Property.  The Company or one of its Subsidiaries, as the case may be, has good title in fee simple to each Owned Real Property, free and clear of all Liens, except (i) Liens that are described in the Company SEC Documents filed prior to the date hereof, the Attached Plan or the Attached Disclosure Statement or (ii) Permitted Liens.  All Real Property Leases are valid, binding and enforceable by and against the Company or its relevant Subsidiary (except (A) those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms and this Agreement and (B) as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), except where the failure to be valid, binding or enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and no written notice to terminate, in whole or part, any Real Property Lease has been delivered to the Company or any of its Subsidiaries (nor, to the Knowledge of the Company, has there been any indication that any such notice of termination will be served).  Other than as a result of the filing of the Proceedings, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Real Property Lease is in default or breach under the terms thereof except for such instances of default or breach that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Personal Property.  The Company or one of its Subsidiaries has good title or, in the case of leased assets, a valid leasehold interest, free and clear of all Liens, to all of the tangible and intangible personal property and assets that are material to the business of the Company and its Subsidiaries, except (i) Liens that are described in the Company SEC Documents filed prior to the date hereof, the Attached Plan or the Attached Disclosure Statement or (ii) Permitted Liens.

Section 5.17                      No Undisclosed Relationships.  As of the date hereof, no relationship, direct or indirect, exists between or among the Company or any of its Subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its Subsidiaries, on the other, that is required by the Exchange Act to be described in the Company SEC Documents and that are not so described in the Company SEC Documents filed prior to the date hereof, except for the transactions contemplated by this Agreement.

Section 5.18                      Licenses and Permits.  The Company and its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate Governmental Entities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Company SEC Documents filed prior to the date hereof, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  Except as, individually and in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has received notice of any revocation or modification of any such license, certificate, permit or authorization or (ii) has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

Section 5.19                      Compliance With Environmental Laws.

(a)           The Company and its Subsidiaries have complied and are in compliance with all applicable Laws relating to the protection of the environment or to the management, use, transportation, storage or disposal of hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”), except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect;

(b)           the Company and its Subsidiaries (i) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, (ii) are not subject to any action to revoke, terminate, cancel, limit, amend or appeal any such permits, licenses or approvals, and (iii) have paid all fees, assessments or expenses due under any such permits, licenses or approvals except for such failures to receive and comply with permits, licenses or approvals, or any such actions, or failure to pay any such fees, assessments or expenses that would not reasonably be expected to have a Material Adverse Effect;

(c)           except with respect to matters that have been settled or resolved, the Company and its Subsidiaries have not received written notice of any actual or potential liability of the Company for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, or for any violation of Environmental Laws, where such investigation or remediation would reasonably be expected to have a Material Adverse Effect;

(d)           there are no facts, circumstances or conditions relating to the past or present business or operations of the Company, its Subsidiaries or any of their predecessors (including the disposal of any hazardous or toxic substances or wastes, pollutants or contaminants), or to any real property currently or formerly owned, leased or operated by the Company, its Subsidiaries or any of their predecessors, that would reasonably be expected to give rise to any claim, proceeding or action, or to any liability, under any Environmental Law, where such claim, proceeding, action or liability would reasonably be expected to have a Material Adverse Effect;

(e)           neither the Company nor any of its Subsidiaries has agreed by Contract to assume or accept responsibility for any liability of any other Person under Environmental Laws, where such assumption or acceptance of responsibility would reasonably be expected to have a Material Adverse Effect;

(f)           to the Knowledge of the Company, none of the transactions contemplated under this Agreement will give rise to any obligations to obtain the consent of or provide notice to any Governmental Entity under any Environmental Laws; and

(g)           neither the Company nor any of its Subsidiaries has manufactured, distributed or sold asbestos or any products containing asbestos, except as would not reasonably be expected to have a Material Adverse Effect.

Section 5.20                      Tax Matters.

(a)           The Company has timely filed or caused to be timely filed (taking into account any applicable extension of time within which to file) with the appropriate taxing authorities all income and other material tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information Tax Returns) for Taxes (“Tax Returns”) that are required to be filed by, or with respect to, the Company and its Subsidiaries.  The Tax Returns accurately reflect all material liability for Taxes of the Company and its Subsidiaries for the periods covered thereby.

(b)           All material Taxes and Tax liabilities due by or with respect to the income, assets or operations of the Company and its Subsidiaries for all taxable years or other taxable periods that end on or before the Effective Date have been paid in full or will be paid in full pursuant to the Plan or, to the extent not yet due, accrued and fully provided for in accordance with GAAP on the financial statements of the Company included in the Company SEC Documents.

(c)           Neither the Company nor any of its Subsidiaries has received any written notices from any taxing authority relating to any issue that could materially affect the Tax liability of the Company or any of its Subsidiaries.

(d)           All material Taxes that the Company and each of its Subsidiaries is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid to the proper authorities to the extent due and payable.

(e)           Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under any Law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and/or its Subsidiaries are the only members).

(f)           There are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any of its Subsidiaries or any predecessor or Affiliate thereof and any other party (including any predecessors or Affiliates thereof) under which the Company or any of its Subsidiaries could be liable for any material Taxes or other claims of any party.

(g)           The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five (5)-year period ending on the date hereof.

(h)           Neither the Company nor any of its Subsidiaries is a party to any agreement that would require the Company or any of its Subsidiaries or any of their respective Affiliates to make any material payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code.

(i)           Neither the Company nor any of its Subsidiaries has (A) engaged in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or (B) engaged in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) for tax years prior to 2009.

Section 5.21                      Company Plans.

(a)           Correct and complete copies of the following documents, with respect to all material domestic and foreign benefit and compensation plans, programs, contracts, commitments, practices, policies, arrangements and agreements, whether written or oral, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, arrangements for the provision of pension, lump sum or other benefits payable on, in anticipation of, or following retirement, death, reaching a particular age, illness or disability, or in similar circumstances, and employment, deferred compensation (whether qualified or nonqualified), stock option, stock purchase, restricted stock, stock appreciation rights, stock based, incentive and bonus plans and agreements, that are currently maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which the Company or any of its Subsidiaries has liability or any potential liability (the “Company Plans”), have been delivered upon request or made available to the Investors by the Company, to the extent applicable: (i) all Company Plan documents currently in effect, together with all amendments and attachments thereto (including, in the case of any Company Plan not set forth in writing, a written description thereof); (ii) all trust documents, declarations of trust and other documents establishing other funding arrangements currently in effect, and all amendments thereto currently in effect and the latest financial statements thereof; (iii) the annual report on IRS Form 5500 for each of the past three (3) years and all schedules (other than Schedule SSA) thereto; (iv) the most recent IRS determination letter; (v) summary plan descriptions and summaries of material modifications currently in effect; and (vi) the two (2) most recently prepared actuarial valuation reports.

(b)           Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect: (i) each Company Plan, other than any “multiemployer plans” within the meaning of Section 3(37) of ERISA (“Multiemployer Plans”), is in compliance with ERISA, the Code, other applicable Laws and its governing documents; (ii) each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS covering all Tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination within the applicable remedial amendment period under Section 401(b) of the Code, and, to the Knowledge of the Company, nothing has occurred that is reasonably likely to result in the loss of the qualification of such Company Plan under Section 401(a) of the Code; (iii) no Company Plan (other than any Multiemployer Plan, the Visteon Pension Plan and the Visteon Systems Connersville and Bedford Pension Plan) subject to Section 412 of the Code or Section 302 of ERISA has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA; (iv) no Company Plan covered by Title IV of ERISA has been terminated and no proceedings have been instituted to terminate or appoint a trustee under Title IV of ERISA to administer any such Company Plan; (v) neither the Company nor any of its Subsidiaries have incurred any unsatisfied liability under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA by reason of being treated as a single employer together with any other person under Section 4001 of ERISA or Section 414 of the Code; (vi) the projected benefit obligations (whether or not vested) under each Company Plan that is a pension plan (within the meaning of Section 3(2) of ERISA) as of the close of its most recent plan year did not exceed the market value of the assets allocable thereto by more than, as applicable, (A) the amount shown in the most recent actuarial valuation report for such Company Plan provided or made available to Investors pursuant to Section 5.21(a)(vi) hereof or (B) the amount shown in the Attached Plan or Attached Disclosure Statement; (vii) the Company and its Subsidiaries have not incurred any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA other than (A) with respect to the Central States, Southeast and Southwest Areas Pension Plan and the Teamsters Pension Trust Fund of Philadelphia and Vicinity, as set forth in the Attached Plan or Attached Disclosure Statement, or (B) that has not been satisfied in full, and no condition or circumstance exists that presents a reasonable risk of the occurrence of any other withdrawal from or, to the Knowledge of the Company, the partition, termination, reorganization or insolvency of any such Multiemployer Plan; (viii) the aggregate liabilities of the Company and its Subsidiaries to any Multiemployer Plans not described in Section 5.21(b)(vii)(A) in the event of a complete withdrawal by the Company and its Subsidiaries therefrom, as of the close of the most recent fiscal year of each Multiemployer Plan ended prior to the date hereof, would not exceed fifty thousand dollars ($50,000); (ix) no “reportable event,” within the meaning of Section 4043 of ERISA has occurred or is expected to occur for any Company Plan covered by Title IV of ERISA other than as a result of the Proceedings; (x) all contributions required to be made under the terms of any Company Plan have been timely made or have been (A) reflected in the financial statements of the Company included in the Company SEC Reports filed prior to the date hereof or (B) described in the Attached Plan or Attached Disclosure Statement; (xi) there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year; (xii) no Company Plan provides for post-employment or retiree health, life insurance or other welfare benefits, except for (A) death benefits or retirement benefits under any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), (B) benefits required by Section 4980B of the Code or similar Law, (C) benefits for which the covered individual pays the full premium cost, or (D) benefits described in the documents filed with the Bankruptcy Court in connection with the OPEB Order; (xiii) neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees, nor, to the Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction, act or omission to act in connection with any Company Plan that would reasonably be expected to result in the imposition of a material penalty or fine to the Company or any of its Subsidiaries pursuant to Section 502 of ERISA, damages to the Company or any of its Subsidiaries pursuant to Section 409 of ERISA or a tax to the Company or any of its Subsidiaries pursuant to Section 4975 of the Code; (xiv) no liability, claim, action, litigation, audit, examination, investigation or administrative proceeding has been made, commenced or, to the Knowledge of the Company, threatened with respect to any Company Plan (other than (A) routine claims for benefits payable in the ordinary course, (B) in relation to the OPEB Order, (C) otherwise in relation to the Proceedings or (D) any that, individually, could not reasonably be expected to result in a liability of the Company or any of its Subsidiaries in excess of fifty thousand dollars ($50,000)); (xv) each Company Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and administered since January 1, 2005 in good faith compliance with Section 409A of the Code, and is currently in compliance with Section 409A of the Code; (xvi) neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, or (C) limit or restrict the right of the

Company to merge, amend or terminate any of the Company Plans; (xvii) except as required to maintain the tax-qualified status of any Company Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Company Plan other than a Company Plan between the Company or any of its Subsidiaries, on the one hand, and an individual employee or director thereof on the other; and (xviii) the UK Pensions Regulator, as of the date of this Agreement, has not issued any of the following: (A) an improvement notice under section 13 of the UK Pensions Act 2004 (as amended); (B) third party notice under section 14 of the UK Pensions Act 2004 (as amended); (C) a contribution notice under section 38 or section 47 of the UK Pensions Act 2004 (as amended); (D) a financial support direction under section 43 of the UK Pensions Act 2004 (as amended); (E) a restoration order under section 52 of the UK Pensions Act 2004 (as amended); or (F) a warning notice in relation to any of clauses (A), (B), (C), (D) or (E) above.

Section 5.22                      Internal Control Over Financial Reporting.  The Company maintains, and has maintained since January 1, 2008, a system of internal control over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act) that (a) complies in all material respects with the requirements of the Exchange Act, (b) has been designed by the Company’s principal executive officer and principal financial officer (or under their supervision) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, and (c) is effected by the Board and the Company’s management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  The Company is not aware of any material weaknesses in its internal control over financial reporting.

Section 5.23                      Disclosure Controls and Procedures.  The Company maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act.  Such disclosure controls and procedures have been designed to ensure that information required to be disclosed by the Company is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

Section 5.24                      Material Contracts.  All Contracts that are “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC as applied to the Company on a consolidated basis) to which the Company or any of its Subsidiaries is a party or is bound (the “Material Contracts”) are valid, binding and enforceable by and against the Company or its relevant Subsidiary (except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms and this Agreement and as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), except where the failure to be valid, binding or enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and no written notice to terminate, in whole or part, any Material Contract has been delivered to the Company or any of its Subsidiaries except where such termination has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Other than as a result of the filing of the Proceedings, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Material Contract, is in default or breach under the terms thereof except, in each case, for such instances of default or breach that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.25                      No Unlawful Payments.  Since January 1, 2008, neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees nor, to the Knowledge of the Company, any agent or other Person acting on behalf of the Company or any of its Subsidiaries, has: (a) used any funds of the Company or any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (d) made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

Section 5.26                      Compliance with Money Laundering Laws.  The operations of the Company and its Subsidiaries are, and since January 1, 2008 have been at all times, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar Laws (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Entity or any arbitrator involving the Company or any of its Subsidiaries with respect to Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 5.27                      Compliance with Sanctions Laws.  Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees nor, to the Knowledge of the Company, any agent or other Person acting on behalf of the Company or any of its Subsidiaries, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.  The Company will not directly or indirectly use the proceeds of the Rights Offering or the sale of the Investor Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person that, to the Knowledge of the Company, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 5.28                      No Broker’s Fees.  Neither the Company nor any of its Subsidiaries is a party to any Contract with any Person (other than this Agreement) that would give rise to a valid claim against the Investors for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Investor Shares.

Section 5.29                      No Registration Rights.  Except as provided for pursuant to the Registration Rights Agreement, no Person has the right to require the Company or any of its Subsidiaries to register any securities for sale under the Securities Act.

Section 5.30                      Takeover Statutes.  The Board has taken all such action necessary to render the restrictions contained in Section 203 of the General Corporation Law of the State of Delaware inapplicable to the sale and issuance of New Common Stock to the Investors in accordance with the Plan.  Except for Section 203 of the General Corporation Law of the State of Delaware (which has been rendered inapplicable), no other “fair price,” “moratorium,” “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation (a “Takeover Statute”) is applicable to the Company, the New Common Stock, the Shares, the sale and issuance of New Common Stock in accordance with the Plan.

Section 5.31                      No Off-Balance Sheet Liabilities.  Except for liabilities incurred in the ordinary course of business, since December 31, 2009, neither the Company nor any of its Subsidiaries has any material off balance sheet liabilities, except as set forth in (a) the statement of financial affairs filed by the Debtors with the Bankruptcy Court on August 26, 2009, (b) the amended schedule of assets and liabilities filed by the Debtors with the Bankruptcy Court on November 16, 2009, (c) the Debtors’ monthly operating report filed with the Bankruptcy Court on February 26, 2010, (d) the Financial Statements or (e) the Company SEC Documents filed prior to the date hereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor represents and warrants (except with respect to the representations and warranties contained in Section 6.9, as to which only the Lead Investors represent and warrant) as to itself only, and agrees with, as of the date hereof, the Company, severally and not jointly, as set forth below.

Section 6.1                      Incorporation.  Such Investor is a legal entity duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the laws of its jurisdiction of incorporation or organization.

Section 6.2                      Corporate Power and Authority.  Such Investor has the requisite corporate, limited partnership or limited liability company power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary corporate, limited partnership or limited liability company action required for the due authorization, execution, delivery and performance by it of this Agreement.

Section 6.3                      Execution and Delivery.  This Agreement and each Transaction Agreement to which such Investor is a party (a) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Investor and (b) upon the entry of the Approval Order and the expiration, or waiver by the Bankruptcy Court of the fourteen (14)-day period set forth in Bankruptcy Rule 6004(h), will constitute the valid and binding obligations of such Investor, enforceable against such Investor in accordance with their respective terms.

Section 6.4                      No Conflict.  Provided that the consents, approvals and authorizations described in Section 6.5 are obtained, the execution and delivery by such Investor of this Agreement, the Plan and, to the extent applicable, the Transaction Agreements, the compliance by such Investor with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (including compliance by each other Party with its obligations hereunder and thereunder) (a) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result in the acceleration of, or the creation of any Lien under, any Contract to which such Investor is a party or by which such Investor is bound or to which any of the property or assets of such Investor is subject, (b) will not result in any violation of the provisions of the certificate of incorporation or bylaws (or comparable constituent documents) of such Investor and (c) will not result in any material violation of any Law or Order applicable to such Investor or any of its properties, except in any such case described in clause (a) for any conflict, breach, violation, default, acceleration or Lien which has not and would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact such Investor’s performance of its obligations under this Agreement, the Plan and, to the extent applicable, the Transaction Agreements.

Section 6.5                      Consents and Approvals.  No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over such Investor or any of its properties is required for the execution and delivery by such Investor of this Agreement, the Plan and, to the extent applicable, the Transaction Agreements, the compliance by such Investor with all of the provisions hereof and thereof and the consummation of the transactions (including the purchase by such Investor of its Allocated Portion of the Investor Shares) contemplated herein and therein (including compliance by each other Party with its obligations hereunder and thereunder), except (a) filings, if any, pursuant to the HSR Act and the expiration or termination of all applicable waiting periods thereunder or any applicable notification, authorization, approval or consent under any other Antitrust Laws in connection with the transactions contemplated by this Agreement, and (b) any consent, approval, authorization, order, registration or qualification which, if not made or obtained, has not and would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact such Investor’s performance of its obligations under this Agreement, the Plan and, to the extent applicable, the Transaction Agreements.

Section 6.6                      No Registration.  Such Investor understands that the Investor Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Investor’s representations as expressed herein or otherwise made pursuant hereto.

Section 6.7                      Purchasing Intent.  Such Investor is acquiring the Investor Shares for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities Laws.

Section 6.8                      Sophistication; Investigation.  Such Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Investor Shares being acquired hereunder.  Such Investor is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act.  Such Investor understands and is able to bear any economic risks associated with such investment (including the necessity of holding the Investor Shares for an indefinite period of time).  Such Investor has conducted and relied on its own independent investigation of, and judgment with respect to, the Company and its Subsidiaries and Joint Ventures and the advice of its own legal, tax, economic, and other advisors.

Section 6.9                      No Holdings Under the Credit Facility.  Such Lead Investor and each of its Affiliates (a) is not a Lender (as such term is defined in the Credit Facility) or a Participant (as such term is defined in the Credit Facility) or an Affiliate thereof and (b) is not an assignee under any Assignment and Assumption (as such term is defined in the Credit Facility) that as of the date hereof is not yet effective.  There are no Obligations (as such term is defined in the Credit Facility) owing to such Lead Investor or any of its Affiliates and such Lead Investor and its Affiliates do not hold any right or option to acquire or purchase any Obligations (as such term is defined in the Credit Facility).  Notwithstanding anything to the contrary contained herein, (i) Deutsche Bank Securities Inc. is only making the representations contained in this Section 6.9 with respect to, and Section 6.9 shall only apply to, the Distressed Products Group of Deutsche Bank Securities Inc., and not to any other business or Affiliate of Deutsche Bank Securities Inc. and (ii) Goldman, Sachs & Co. is only making the representations contained in this Section 6.9 with respect to, and Section 6.9 shall only apply to, the High Yield Distressed Investing Group of Goldman, Sachs & Co., and not to any other business or Affiliate of Goldman, Sachs & Co.

Section 6.10                      No Broker’s Fees.  Such Investor is not a party to any Contract with any Person (other than this Agreement) that would give rise to a valid claim against the Company, other than pursuant to Section 4.3, for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Investor Shares.

ARTICLE VII

ADDITIONAL COVENANTS

Section 7.1                      Approval Motion and Approval Order.  The Company agrees that it shall use commercially reasonable efforts to (a) obtain the entry of the Approval Order (including filing supporting affidavits on behalf of the Company and its financial advisor) and (b) cause the Approval Order to become a Final Order (including by requesting that such Approval Order be a Final Order immediately upon its entry by the Bankruptcy Court pursuant to a waiver of Bankruptcy Rule 6004(h)), in each case as soon as practicable following the filing of the Approval Motion.

Section 7.2                      Plan, Disclosure Statement and Other Documents.

(a)           The Company shall authorize, execute and file with the Bankruptcy Court the Disclosure Statement and the Plan, and shall seek approval of the Disclosure Statement and seek confirmation of the Plan.

(b)           The Company shall use commercially reasonable efforts to, and shall cause the other Debtors to use commercially reasonable efforts to:

(i)           file a motion seeking entry of the Approval Order on or before 5:00 pm (New York time) on May 13, 2010;

(ii)           obtain from the Bankruptcy Court the Approval Order on or before 5:00 pm (New York time) on June 20, 2010;

(iii)           file the Disclosure Statement on or before 5:00 pm (New York time) on May 21, 2010;

(iv)           obtain from the Bankruptcy Court an order approving the Disclosure Statement on or before 5:00 pm (New York time) on June 20, 2010;

(v)           file the Plan on or before 5:00 pm (New York time) on May 26, 2010; and

(vi)           obtain from the Bankruptcy Court the Confirmation Order on or before 5:00 pm (New York time) on September 3, 2010.

(c)           The Company shall (i) provide to the Lead Investors and the Ad Hoc Counsel a copy of (A) any proposed amendments, supplements, changes or modifications to the Plan, the Disclosure Statement, the Certificate of Incorporation, the Bylaws, the Registration Rights Agreement and the Rights Offering Procedures and (B) the proposed form of Confirmation Order, the proposed form of any Plan Supplement and any proposed amendments, supplements, changes or modifications to any of the foregoing, (ii) provide a reasonable opportunity to the Lead Investors and the Ad Hoc Counsel to review and comment on such documents prior to authorizing, agreeing to, entering into, implementing, executing or, if applicable, filing with the Bankruptcy Court or seeking Bankruptcy Court approval or confirmation of, any such documents, and (iii) consider, in good faith, any comments consistent with this Agreement and the Plan, and any other reasonable comments of the Lead Investors, their respective counsel and the Ad Hoc Counsel.  Notwithstanding anything to the contrary contained in this Agreement, at all times prior to the Effective Date the Company shall not: authorize, approve, agree to, enter into, implement, execute or, if applicable, file with the Bankruptcy Court or seek Bankruptcy Court approval or confirmation of (w) any plan of reorganization for any Debtor, disclosure statement, confirmation order, certificate of incorporation or bylaws of the Company, registration rights agreement, rights offering procedures or Plan Supplement other than a Plan, Disclosure Statement, Confirmation Order, Certificate of Incorporation, Bylaws, Registration Rights Agreement, Rights Offering Procedures or Plan Supplement which conforms with the requirements therefor set forth in Section 1.1; (x) any management equity incentive program that is inconsistent with or does not conform with the requirements and criteria set forth in Exhibit G as attached hereto as of the date hereof; (y) any incentive program, non-qualified benefit program or severance program that is inconsistent with or does not conform with the requirements and criteria under the headings “Incentive Programs”, “Non-Qualified Benefit Programs” and “Severance Programs” in Exhibit L as attached hereto as of the date hereof, subject to adjustments only for changes in seniority level of participating employees and arrival of new employees and departure of current employees; provided, that such changes shall not result in a change in the aggregate amount of payments to be paid under such program or the performance metrics, as applicable, of such program; and (z) any employment agreement with Donald J. Stebbins or any “change in control” agreement with any employee other than a Management Agreement that conforms with the requirements therefor set forth in Section 1.1.

(d)           If at any time prior to the Expiration Time, to the Knowledge of the Company, any Event occurs as a result of which the Disclosure Statement, as then amended or supplemented, would not meet the requirements of section 1125 of the Bankruptcy Code, or if it shall be necessary to amend or supplement the Disclosure Statement to comply with applicable Law, the Company will promptly notify the Investors of any such Event and prepare an amendment or supplement to the Disclosure Statement that is reasonably acceptable in form and substance to Requisite Investors that will correct such statement or omission or effect such compliance.

Section 7.3                      Securities Laws.  The Company shall use its commercially reasonable efforts to take all action as may be necessary or advisable so that the Rights Offering and the issuance and sale of the Investor Shares and the other transactions contemplated by this Agreement will be effected in accordance with this Agreement, the Rights Offering Sub-Plan, the Securities Act, the Exchange Act and any state or foreign securities or Blue Sky laws.  The Company shall use commercially reasonable efforts to, and shall cause the other Debtors to use commercially reasonable efforts to, commence the Rights Offering on or before the date that is ten (10) days after the Bankruptcy Court has entered an order approving the Disclosure Statement.

Section 7.4                      Listing.  The Company shall not, until the earlier of the date that (a) is the three (3) month anniversary of the Effective Date and (b) the SEC declares effective the Shelf Registration Statement (as defined in the Registration Rights Agreement), list the New Common Stock on the New York Stock Exchange, the Nasdaq Stock Market or any other national securities exchange; provided, that until such date, the Company shall, upon the written request of Requisite Investors, use commercially reasonable effort to list and maintain the listing of the New Common Stock on the New York Stock Exchange, the Nasdaq Stock Market or any other national securities exchange as requested by Requisite Investors.

Section 7.5                      Earnings Statement.  The Company shall, until the first anniversary of the Effective Date, timely file such reports pursuant to the Exchange Act as are necessary to make generally available to its security holders as soon as practicable an earnings statement complying with Section 11(a) of the Securities Act and the rules and regulations thereunder (including, at the option of the Company, Rule 158 under the Securities Act); provided that the Company’s obligation under this Section 7.5 shall be deemed satisfied by the Company’s filing of its annual report on Form 10-K pursuant to the Exchange Act within the time periods permitted thereunder.

Section 7.6                      Notification.  The Company shall notify, or cause the Subscription Agent to notify the Investors, on each Friday during the Rights Exercise Period and on each Business Day during the five (5) Business Days prior to the Expiration Time (and any extensions thereto), or more frequently if reasonably requested by any of the Investors, of the aggregate number of Rights known by the Company to have been exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be.

Section 7.7                      Funding Approval.  Each Investor shall deliver to the Company, on the later of the date that is (x) ten (10) Business Days prior to the date scheduled for the Confirmation Hearing and (y) five (5) Business Days after delivery of the Purchase Notice by the Company to the Investors, a certificate (a “Funding Approval Certificate”) from an officer or a duly authorized agent of such Investor certifying that (a) such Investor’s credit committee (or such similar governing entity that is responsible for approving such matters in accordance with such Investor’s normal operations) has approved, subject only to the terms and conditions of this Agreement and the Plan, the funding by such Investor of an amount equal to the sum of (i) such Investor’s Allotted Portion of the amount by which the Aggregate Commitment exceeds the sum of (A) the aggregate amount of payments received by the Company in respect of Direct Commitment purchase obligations as of such date, (B) the aggregate amount of payments received by the Company or deposited into an escrow account for subsequent delivery to the Company as of such date for exercised Rights and (C) the Cash Recovery Backstop Amount plus (ii) for each Investor that is party to the Cash Recovery Backstop Agreement, an amount equal to such Investor’s Distributable Commitment Percentage (as defined in the Cash Recovery Backstop Agreement) of the aggregate Cash Recovery Backstop Amount and (b) such Investor is not aware, as of the date of such Funding Approval Certificate, of any breaches of any representations, warranties, or covenants of this Agreement that would cause any condition under Section 8.1 to not be satisfied; provided, that notwithstanding anything to the contrary contained in this Agreement, no Investor shall be required to make the certification set forth in clause (b) above unless the Company simultaneously delivers to each Investor a certificate from the chief executive officer or the chief financial officer of the Company certifying that the Company is not aware, as of the date of delivery of such certificate, of any breaches of any representations, warranties, or covenants of this Agreement that would cause any condition under Section 8.3 to not be satisfied.

Section 7.8                      Use of Proceeds.  The Company will apply the net proceeds from the exercise of the Rights and the sale of the Investor Shares to effect the Plan as provided in the Plan.

Section 7.9                      Conduct of Business.  Except as otherwise (v) required by Law, (w) disclosed in the Attached Disclosure Statement, but only to the extent that the relevance of such disclosure to these covenants is reasonably apparent on its face, (x) required by this Agreement or the Plan, (y) necessary to implement the VIHI Restructuring or (z) consented to in writing by Requisite Investors (such consent not to be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the earlier of the Effective Date and the date on which this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”) (except as otherwise expressly provided or permitted by the terms of this Agreement, including the Disclosure Letter), the Company and its Subsidiaries shall use their respective commercially reasonable best efforts to carry on their businesses in the usual, regular and ordinary course in substantially the same manner as conducted at the date of this Agreement, but only to the extent consistent with the Business Plan, and, to the extent consistent therewith, use commercially reasonable efforts to (i) preserve intact their current business organizations, (ii) keep available the services of their current officers and (iii) preserve their relationships with material customers, suppliers, distributors and others having material business dealings with the Company or its Subsidiaries or Joint Ventures, in each case consistent with past practice as conducted prior to the date of this Agreement.  Without limiting the generality of the foregoing, except as set forth in the Disclosure Letter, as otherwise expressly provided or permitted by this Agreement, or as otherwise required by Law (including, for the avoidance of doubt, any Law relating to fiduciary duties), during the Pre-Closing Period, the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of Requisite Investors (not to be unreasonably withheld, delayed or conditioned):

(a)           (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock other than dividends and distributions in respect of the capital stock of any direct or indirect Subsidiary of the Company to the Company or another Subsidiary not in excess of twenty five million dollars ($25,000,000) in the aggregate during the Pre-Closing Period or (ii) purchase, redeem or otherwise acquire, except in connection with the Plan, any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(b)           issue, deliver, grant, sell, pledge, dispose of or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock at less than fair market value;

(c)           acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof, except for any acquisition of any interest in a joint venture in an amount not to exceed five million dollars ($5,000,000) for any individual acquisition or twenty million dollars ($20,000,000) in the aggregate during the Pre-Closing Period or (ii) any assets in excess of ten million dollars ($10,000,000) in any individual transaction or twenty million dollars ($20,000,000) in the aggregate during the Pre-Closing Period, except purchases of supplies, equipment and inventory in the ordinary course of business consistent with past practice;

(d)           (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another individual or entity, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another individual or entity, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for (A) borrowings and increases in letters of credit permitted under the DIP Credit Agreement and (B) indebtedness existing solely between the Company and its wholly owned Subsidiaries or between such Subsidiaries or (ii) make any loans, advances or capital contributions to, or investments in, any other individual or entity, except for (A) loans, advances or capital contributions (1) between the Company and its Subsidiaries, (2) between such Subsidiaries, or (3) by the Company or any of its Subsidiaries to any joint venture in an amount not to exceed five million dollars ($5,000,000) for any individual loan, advance, contribution, or investment or twenty million dollars ($20,000,000) in the aggregate during the Pre-Closing Period and (B) customary immaterial advances in the ordinary course of business consistent with past practice;

(e)           other than as set forth in the Business Plan or in connection with the repair or replacement of the plant and equipment at the manufacturing facilities of the Company or its Subsidiaries in the ordinary course of business consistent with past practice, make or incur any capital expenditure involving the expenditure of no more than five million dollars ($5,000,000) in any individual expenditure or fifteen million dollars ($15,000,000) in the aggregate during the Pre-Closing Period;

(f)            make, change or rescind any material election relating to Taxes, except elections that are consistent with past practice, settle or compromise any material Tax liability for an amount greater than the amount reserved for such liability on the most recent Financial Statements, or amend any material Tax Return;

(g)           adopt, or enter into any new, or renew, or materially amend or supplement any existing, Collective Bargaining Agreement;

(h)           fail to comply in any material respect with any information, consultation, or bargaining obligations to the extent relating to the transactions contemplated by this Agreement and required under any applicable Law or Collective Bargaining Agreement;

(i)           enter into any new, or amend or terminate (other than amendments required to maintain the tax qualified status of such plans under the Code in the ordinary course of business consistent with past practices) any existing, Company Plans, arrangements or programs, severance agreement, deferred compensation arrangement or employment agreement with any officers, directors or employees or in accordance with the OPEB Order, the Plan or the Attached Disclosure Statement, (ii) take any other action in connection with the UK Pensions Plans which may materially prejudice the issuance of a transfer notice by the Pension Protection Fund under section 161(1) of the UK Pensions Act 2004 (as amended), (iii) grant any increases in employee compensation, other than in the ordinary course or pursuant to promotions, in each case consistent with past practice (which shall include normal individual periodic performance reviews and related compensation and benefit increases and bonus payments consistent with past practices), (iv) grant any stock options or stock awards or (v) make any annual or long-term incentive awards, other than, in the case of clauses (iv) and (v), in accordance with the Approved Annual Incentive Program; or

(j)           take any action that, if taken prior to the date hereof, would have constituted a breach of the Company’s representations and warranties in Section 5.11.

Section 7.10                      Access to Information.  Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford (i) the Lead Investors and their Representatives and (ii) the Ad Hoc Counsel and any Co-Investors and/or their Representatives that sign a customary confidentiality agreement with the Company on terms reasonably acceptable to the Company and such party, reasonable access, during normal business hours and without unreasonable disruption or interference with the Company’s and its Subsidiaries’ business or operations, throughout the Pre-Closing Period, to the Company’s and its Subsidiaries’ senior managers, properties, books, contracts and records and, during the Pre-Closing Period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to such parties all information concerning the Company’s and its Subsidiaries’ business, properties and personnel as may reasonably be requested by any such party, provided, that the foregoing shall not require the Company (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would cause the Company to violate any of its obligations with respect to confidentiality to a third party if the Company shall have used its commercially reasonable efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure, (b) to disclose any legally privileged information of the Company or any of its Subsidiaries or (c) to violate any Laws; provided, further, that the Company shall deliver to the Lead Investors, the Ad Hoc Counsel and any Co-Investors and/or their Representatives that sign a customary confidentiality agreement with the Company on terms reasonably acceptable to the Company and such party, a schedule setting forth a description of any information not provided to the Lead Investors, the Ad Hoc Counsel, any Co-Investors and their Representatives that sign a customary confidentiality agreement with the Company pursuant to clauses (a) through (c) above (in the case of clause (a), to the extent not prohibited from doing so).  All requests for information and access made pursuant to this Section 7.10 shall be directed to an executive officer of the Company or such person as may be designated by the Company’s executive officers.  All information acquired by any Investor or its Representatives pursuant to this Section 7.10 shall be subject to any confidentiality agreement between the Company and such Investor.

Section 7.11                      Financial Information.
(a)           At all times prior to the Effective Date, the Company shall deliver to (i) GLCA/Sagent Advisors as financial advisors to the Lead Investors and the Co-Investors and (ii) the Ad Hoc Counsel, all statements and reports the Company is required to deliver to any DIP Lender pursuant to Sections 5.2(a) and 5.2(b) of the DIP Credit Agreement (the “Financial Reports”) in accordance with the terms thereof (as in effect on the date hereof).  From and after the Effective Date, during any time that the Company is not subject to the periodic reporting requirement under Section 13(a) or 15(d) of the Exchange Act, the Company shall deliver the Financial Reports to GLCA/Sagent Advisors and the Ad Hoc Counsel as if the DIP Credit Facility was still in effect (whether or not it actually is in effect).  Neither any waiver by the DIP Lenders of their right to receive the Financial Reports nor any amendment or termination of the DIP Credit Agreement shall affect the Company’s obligation to deliver the Financial Reports to GLCA/Sagent Advisors and the Ad Hoc Counsel in accordance with the terms of this Agreement and the DIP Credit Agreement (as in effect on the date hereof).

(b)           All Financial Reports shall be complete and correct in all material respects and shall be prepared in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.  Information required to be delivered pursuant to Section 5.2(b) of the DIP Credit Agreement (as in effect on the date hereof) shall be deemed to have been delivered in accordance with Section 7.11(a) on the date on which the Company provides written notice to (i) GLCA/Sagent Advisors as financial advisors to the Lead Investors and the Co-Investors and (ii) the Ad Hoc Counsel that such information has been posted on the Company’s website on the internet at http://www.visteon.com or is available via the EDGAR system of the SEC on the internet (to the extent such information has been posted or is available as described in such notice).  Notwithstanding anything to the contrary contained herein, any breach of the first sentence of this Section 7.11(b) shall be deemed a breach of a representation and warranty, and not a breach of a covenant, for purposes of Section 8.1.

Section 7.12                      Takeover Statutes.  The Company and the Board shall (a) take all reasonable action to prevent a Takeover Statute from becoming applicable to this Agreement or the sale or issuance of New Common Stock to Investors in accordance with the Plan and (b) if any Takeover Statute is or would reasonably be expected to become applicable to the sale or issuance of New Common Stock to Investors in accordance with the Plan, the Company and the Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Plan and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 7.13                      Notice of Alternate Transaction.

(a)           The Company shall notify the Lead Investors and the Ad Hoc Counsel promptly (but in any event within two (2) Business Days) of any bona fide, written proposals or offers received after the date of this Agreement by the Company, any of its Subsidiaries or any of their respective Representatives, relating to any Alternate Transaction, which such notice shall indicate the identity of such Person and contain a summary of the material terms of such proposal or offer for an Alternate Transaction.  The Company shall keep the Lead Investors and the Ad Hoc Counsel informed, on a reasonably prompt basis, of the status and material terms of any such proposals or offers and the status of any material developments in respect of any such discussions or negotiations.

(b)           The Company, in response to an unsolicited, bona fide written third party proposal or offer for an Alternate Transaction that is made after the date of this Agreement shall be permitted to: (i) provide access to non-public information to the Person making such proposal or offer pursuant to and in accordance with an executed confidentiality agreement (provided, that such agreement shall not contain terms which prevent the Company from complying with its obligations under this Section 7.13); provided, that all such information provided to such Person has previously been provided to the Investors or is provided to the Investors prior to or substantially concurrent with the time it is provided to such Person; and (ii) participate in discussions or negotiations with respect to such proposal or offering with the Person making such proposal or offer if the Board has determined in good faith after consultation with its financial advisors and outside counsel that such proposal or offer could reasonably be expected to result in a Superior Transaction.

Section 7.14                      Commercially Reasonable Efforts.

(a)           Without in any way limiting any other respective obligation of the Company or any Investor in this Agreement, the Company shall use (and shall cause its Subsidiaries to use), and each Investor shall use, commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Rights Offering Sub-Plan, including using commercially reasonable efforts in:

(i)           timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such party and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity; and

(ii)           defending any Legal Proceedings challenging this Agreement, the Rights Offering Sub-Plan or any Transaction Agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed.

(b)           Subject to applicable Laws relating to the exchange of information, the Investors and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the information relating to Investors or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement or the Rights Offering Sub-Plan.  In exercising the foregoing rights, each of the Company and the Investors shall act reasonably and as promptly as practicable.

(c)           Nothing contained herein this Section 7.14 shall limit the ability of any Investor to consult with the Debtors, to appear and be heard, or to file objections, concerning any matter arising in the Proceedings, so long as such consultation, appearance or objection is not inconsistent with (i) such Investor’s obligations hereunder or (ii) the terms of the Rights Offering Sub-Plan and the other transactions contemplated by and in accordance with this Agreement and the Rights Offering Sub-Plan.

Section 7.15                      Antitrust Approval.

(a)           Each Party agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement, the other Transaction Agreements and the Rights Offering Sub-Plan, including (i) if applicable, filing, or causing to be filed, the Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission and any filings under any other Antitrust Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable following the date on which the Approval Order is entered and (ii) promptly furnishing documents or information requested by any Antitrust Authority.

(b)           The Company and each Investor subject to an obligation pursuant to the Antitrust Laws to notify any transaction contemplated by this Agreement, the Rights Offering Sub-Plan or the Transaction Agreements that has notified the Company in writing of such obligation (each such Investor, a “Filing Party”) agree to reasonably cooperate with each other as to the appropriate time of filing such notification and its content.  The Company and each Filing Party shall, to the extent permitted by applicable Law: (i) promptly notify each other of, and if in writing, furnish each other with copies of (or, in the case of material oral communications, advise each other orally of) any communications from or with an Antitrust Authority; (ii) not participate in any meeting with an Antitrust Authority unless it consults with each other Filing Party and the Company, as applicable, in advance and, to the extent permitted by the Antitrust Authority and applicable Law, give each other Filing Party and the Company, as applicable, a reasonable opportunity to attend and participate thereat; (iii) furnish each other Filing Party and the Company, as applicable, with copies of all correspondence, filings and communications between such Filing Party or the Company and the Antitrust Authority; (iv) furnish each other Filing Party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary filings or submission of information to the Antitrust Authority; and (v) not withdraw its filing, if any, under the HSR Act without the prior written consent of Requisite Investors and the Company.

(c)           Should a Filing Party be subject to an obligation under the Antitrust Laws to jointly notify with one or more other Filing Parties (each, a “Joint Filing Party”) a transaction contemplated by this Agreement, the Rights Offering Sub-Plan or the Transaction Agreements, such Joint Filing Party shall promptly notify each other Joint Filing Party of, and if in writing, furnish each other Joint Filing Party with copies of (or, in the case of material oral communications, advise each other Joint Filing Party orally of) any communications from or with an Antitrust Authority.

(d)           The Company and each Filing Party shall use commercially reasonable efforts to cause the waiting periods under the applicable Antitrust Laws to terminate or expire at the earliest possible date after the date of filing.  The communications contemplated by this Section 7.15 may be made by the Company or a Filing Party on an outside counsel-only basis or subject to other agreed upon confidentiality safeguards.  The obligations in this Section 7.15 shall not apply to filings, correspondence, communications or meetings with Antitrust Authorities unrelated to the transactions contemplated by this Agreement, the Rights Offering Sub-Plan and the Transaction Agreements.

(e)           Notwithstanding anything in this Agreement to the contrary, nothing shall require the Company, any Investor or any of their respective Affiliates to (i) dispose of, license or hold separate any of its or its Subsidiaries’ or Affiliates’ assets or the Company’s or its Subsidiaries’ assets, (ii) limit its freedom of action with respect to any of its or its Subsidiaries’ businesses, the Company’s or its Subsidiaries’ businesses or make any other behavioral commitments, (iii) divest any of its Subsidiaries, its Affiliates or any of the Company’s Subsidiaries, or (iv) commit or agree to any of the foregoing.  Without the prior written consent of Requisite Investors (such consent not to be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall commit or agree to (i) dispose of, license or hold separate any of its assets or (ii) limit its freedom of action with respect to any of its businesses or commit or agree to any of the foregoing, in each case, in order to secure any necessary consent or approvals for the transactions contemplated hereby under the Antitrust Laws.  Notwithstanding anything to the contrary herein, neither the Investors, nor any of their Affiliates, nor the Company or any of its Subsidiaries, shall be required as a result of this Agreement, to initiate any legal action against, or defend any litigation brought by, the United States Department of Justice, the United States Federal Trade Commission, or any other Governmental Entity in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the transactions contemplated hereby, or which may require any undertaking or condition set forth in the preceding sentence.

Section 7.16                      Plan Support.  Each Investor and the Company shall be obligated to support the Plan as required by and in accordance with and subject to the terms and conditions of the Plan Support Agreement.  For the avoidance of doubt, nothing in this Agreement shall restrict or prohibit any Investor from Transferring its Notes in accordance with the Plan Support Agreement.

Section 7.17                      Exit Financing.  The Lead Investors (after Good Faith Consultation) shall use their commercially reasonable efforts to work with Rothschild Inc. in its efforts to obtain for and on behalf of the Company debt financing from financing sources reasonably acceptable to the Lead Investors and the Company after Good Faith Consultation providing for proceeds to be funded to the Company on or prior to the Effective Date in an aggregate amount of not less than four hundred fifty million dollars ($450,000,000), such debt financing to be on then-prevailing market terms that are reasonably acceptable to the Lead Investors and the Company after Good Faith Consultation (the “Exit Financing”).  The Company shall reasonably cooperate with the Lead Investors in connection with arranging and obtaining of the Exit Financing, including by (a) participating in a reasonable number of meetings, due diligence sessions, management presentations and rating agency sessions, (b) assisting the Lead Investors with preparation of materials required in connection with the Exit Financing and (c) executing and delivering any customary and reasonable commitment letters, underwriting or placement agreements, registration statements, pledge and security documents, other customary and reasonable definitive financing documents, or requested certificates or documents reasonably necessary or desirable to obtain the Exit Financing, in each case, after Good Faith Consultation.  The Company agrees that under no circumstances shall the execution of this Agreement or any act of the Lead Investors pursuant to this Section 7.17 commit or be deemed a commitment by any of the Lead Investors (or any their Affiliates) or any Co-Investor (or any of their Affiliates) to provide or arrange the Exit Financing.

Section 7.18                      Ford Agreement.  The Company shall use its commercially reasonable efforts to enter into an agreement (the “Ford Agreement”) among the Company, Ford Motor Company (“Ford”) and their respective Subsidiaries with respect to (a) any claims (i) held by Ford and its Subsidiaries against the Company and any of its Subsidiaries and (ii) held by the Company and its Subsidiaries against Ford and any of its Subsidiaries and (b) the relationships and business arrangements that will be in place after the Effective Date between the Company and its Subsidiaries, on the one hand, and Ford and its Subsidiaries, on the other hand, that is consistent with the Rights Offering Sub-Plan and reasonably acceptable to Requisite Investors.  The Company will (x) provide to the Lead Investors, their respective counsel and the Ad Hoc Counsel a copy of the Ford Agreement and a reasonable opportunity to review and comment on such documents prior to such documents being executed or delivered or filed with the Bankruptcy Court, and (y) consider, in good faith, any comments consistent with this Agreement, and any other reasonable comments of Requisite Investors, their respective counsel and the Ad Hoc Counsel.  Other than the Ford Agreement, neither the Company nor any of its Subsidiaries has entered into, or will enter into, any material written agreements between or among the Company or any of its Subsidiaries and Ford or any of its Subsidiaries directly relating to the Plan, this Agreement or the Ford Agreement.  Notwithstanding the foregoing, the Company and its Subsidiaries may enter into, modify, or amend its commercial agreements with Ford in the ordinary course of business.

Section 7.19                      VIHI Restructuring.  The Company and the Lead Investors agree to reasonably cooperate, following Good Faith Consultation, with each other to structure and implement the VIHI Restructuring in a commercially reasonable manner advantageous to the Company and the Investors.  The Company (a) shall provide to the Lead Investors, their respective counsel and the Ad Hoc Counsel any proposed changes to the VIHI Restructuring and shall provide to the Lead Investors a reasonable opportunity to review and comment on such proposed changes prior to implementing such changes, (b) shall consider, in good faith, any reasonable changes proposed by and suggestions of the Lead Investors, their respective counsel and the Ad Hoc Counsel with respect to the VIHI Restructuring and (c) shall not make any amendments, supplements, changes or modifications to the VIHI Restructuring as set forth in Exhibit K unless such amendments, supplements, changes or modifications are reasonably acceptable to Requisite Investors, in each case, after Good Faith Consultation.

Section 7.20                      UK Pension Notice.  To the extent that the UK Pensions Regulator issues any notices and/or directions and/or orders as set out in clauses (A) through (F) of Section 5.21(b)(xviii) during the Pre-Closing Period, the Company shall notify the Investors promptly and shall cooperate by allowing the counsel for the Lead Investors and the Ad Hoc Counsel an opportunity to review and comment on the preparation of any responses to, or inquiries with, the UK Pensions Regulator regarding any such notices and/or directions and/or orders.
ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 8.1                      Conditions to the Obligation of the Investors.  Subject to Section 8.2, the obligations of each of the Investors hereunder to consummate the transactions contemplated hereby shall be subject to (unless waived by Requisite Investors in accordance with Section 8.2) the satisfaction on or prior to the Effective Date of each of the following conditions:

(a)           Approval Order and Confirmation Order.  The Approval Order and the Confirmation Order shall each have become a Final Order.

(b)           Bankruptcy Approval of Plan and Disclosure Statement.  The Disclosure Statement shall have been approved by the Bankruptcy Court, which Disclosure Statement, and the Order approving it, shall be in form and substance reasonably acceptable to Requisite Investors.  The Plan confirmed by the Bankruptcy Court in the Confirmation Order (the “Confirmed Plan”) and any amendments, supplements, changes and modifications thereto shall, in each case, meet the requirements set forth in the definition of the Plan in Section 1.1.  The Confirmation Order and the Orders entered by the Bankruptcy Court for any amendments, supplements, changes or modifications to the Confirmed Plan shall be in form and substance reasonably acceptable to Requisite Investors; provided, that Requisite Investors shall have the same approval rights over any amendments, supplements, changes or modifications to the Confirmed Plan that Requisite Investors have with respect to the Plan as set forth in the definition of the Plan in Section 1.1.  The Orders entered by the Bankruptcy Court referred to above approving the Disclosure Statement and any amendments, supplements, changes and modifications to the Confirmed Plan shall, in each case, have become Final Orders.

(c)           Plan of Reorganization.  The Company and all of the other Debtors shall have complied in all material respects with the terms and conditions of the Rights Offering Sub-Plan that are to be performed by the Company and the other Debtors prior to the Effective Date.

(d)           Alternate Transaction.  Neither the Company nor any of its Subsidiaries shall have entered into any Contract or written agreement in principle providing for the consummation of any Alternate Transaction (an “Alternate Transaction Agreement”) (or proposed or resolved to do so, which proposal or resolution has not been withdrawn or terminated).

(e)           Change of Recommendation.  There shall not have been a Change of Recommendation.

(f)           Conditions to Plan.  The conditions to the occurrence of the Effective Date of the Rights Offering Sub-Plan as set forth in the Confirmed Plan shall have been satisfied or waived in accordance with the Plan.

(g)           Rights Offering.  The Rights Offering shall have been conducted in all material respects in accordance with this Agreement and the Rights Offering Sub-Plan, and the Expiration Time shall have occurred.

(h)           Antitrust Approvals.  All terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act and any other Antitrust Laws, shall have occurred and all other notifications, consents, authorizations and approvals required to be made or obtained from any Governmental Entity under any Antitrust Law shall have been made or obtained for the transactions contemplated by this Agreement.

(i)           Consents.  All governmental and third party notifications, filings, consents, waivers and approvals set forth on Schedule 4 and required for the consummation of the transactions contemplated by this Agreement and the Rights Offering Sub-Plan shall have been made or received.

(j)           No Legal Impediment to Issuance.  No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Rights Offering Sub-Plan or the transactions contemplated by this Agreement.

(k)           Good Standing.  The Investors shall have received on and as of a date no earlier than ten (10) Business Days prior to the Effective Date satisfactory evidence of the good standing of the Company and its Significant Subsidiaries in their respective jurisdictions of incorporation or organization, in each case in writing or any standard form of telecommunication from the appropriate Governmental Entity of such jurisdictions.

(l)           Representations and Warranties.

(i)           The representations and warranties in Sections 5.3 (Execution and Delivery; Enforceability), 5.4 (Authorized and Issued Capital Stock), 5.11(a) (No Material Adverse Effect) and 5.30 (Takeover Statutes) shall be true and correct in all respects as of the date hereof and at and as of the Effective Date with the same effect as if made on and as of the Effective Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(ii)           The other representations and warranties of the Company contained in this Agreement shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers) (A) as of the date hereof and (B) at and as of the Effective Date with the same effect as if made on and as of the Effective Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except, in the case of (A) and (B), where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(iii)           The representations and warranties of each Investor (other than the Investor asserting the failure of this condition) contained in this Agreement and in any other Transaction Agreement shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers) as of the date hereof and at and as of the Effective Date with the same effect as if made on and as of the Effective Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct, individually or in the aggregate, has not and would not reasonably be expected to prohibit, materially delay or materially and adversely impact such Investor’s performance of its obligations under this Agreement, the Rights Offering Sub-Plan and, to the extent applicable, the Transaction Agreements.

(m)           Covenants.  The Company and each Investor (other than the Investor asserting the failure of this condition) shall have performed and complied with all of its respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Effective Date, in all material respects.

(n)           Officer’s Certificate.  The Investors shall have received on and as of the Effective Date a certificate of the chief financial officer or chief accounting officer of the Company confirming (without personal liability) that the conditions set forth in Sections 8.1(l)(i) and (l)(ii), (m), (o), (q) and (r) have been satisfied, other than any such conditions in Section 8.1(m) relating to the Investors.

(o)           No Material Adverse Effect.  There shall not have occurred after the date of this Agreement any Event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(p)           Certificate and Bylaws.  The Company shall have (i) adopted the Certificate of Incorporation and the Bylaws and (ii) entered into the Registration Rights Agreement.

(q)           Consolidated Net Cash.  The amount of the Company’s actual consolidated cash and cash equivalents, including restricted cash, less foreign indebtedness, in each case determined in accordance with GAAP, shall be no less than five hundred million dollars ($500,000,000) as of June 30, 2010; provided, that the Company shall not have drawn any available amounts under the DIP Credit Agreement in excess of or incremental to the seventy-five million dollars ($75,000,000) drawn and outstanding under the DIP Credit Agreement as of the date hereof, and the proceeds of any such draw shall not be considered in calculating the amount of cash and cash equivalents for this purpose.

(r)           Consolidated Net Sales and Adjusted EBITDA Forecasts.

(i)           No more than three (3) days prior to the Effective Date, the Company shall have provided guidance, in a manner that is compliant with Regulation FD, with respect to consolidated net sales for each of the years ending December 31, 2010 and December 31, 2011 that is consistent with the forecasts for consolidated net sales contained in the Attached Disclosure Statement, and in no event shall the consolidated net sales guidance be more than three hundred fifty million dollars ($350,000,000) lower, in either such year, than the consolidated net sales set forth in the Attached Disclosure Statement.  The calculation of such consolidated net sales shall be in accordance with GAAP and consistent with the methodology used by the Company to calculate consolidated net sales set forth in the Attached Disclosure Statement.

(ii)           No more than three (3) days prior to the Effective Date, the Company shall have provided guidance, in a manner that is compliant with Regulation FD, which discloses the Company’s forecasted consolidated adjusted EBITDA for each of the years ending December 31, 2010 and December 31, 2011, which shall be consistent with the forecasts for consolidated adjusted EBITDA for such years contained in the Business Plan, and in no event shall the consolidated adjusted EBITDA guidance in either such year be more than seventy-five million dollars ($75,000,000) lower than the consolidated adjusted EBITDA for such year set forth in the Business Plan.  The calculation of such consolidated adjusted EBITDA shall be consistent with the methodology used by the Company to calculate consolidated adjusted EBITDA as disclosed in the Company SEC Documents filed on or after January 1, 2009.

(s)           Ford.  The Ford Agreement shall be reasonably acceptable to Requisite Investors, and nothing in the Ford Agreement shall be inconsistent with this Agreement or the Rights Offering Sub-Plan.  The Ford Agreement shall remain in full force and effect and shall not have been rescinded, terminated, challenged or repudiated by any party thereto and shall not have been amended or modified in any material respect.  None of the parties to the Ford Agreement shall have been in material breach of any of their respective covenants and agreements contained in the Ford Agreement.

Section 8.2                      Waiver of Conditions to Obligation of Investors.  All or any of the conditions set forth in Section 8.1 may only be waived in whole or in part with respect to all Investors by a written instrument executed by Requisite Investors in their sole discretion and if so waived, all Investors shall be bound by such waiver; provided, that with respect to the condition set forth in Section 8.1(b), if any amendment, supplement, change or modification to the Plan or the Confirmed Plan requires the approval of Investors of any particular Class as set forth in the definition of “Plan” in Section 1.1, then any waiver of Section 8.1(b) shall require the prior written consent of Investors of such Class as set forth in the definition of “Plan”.

Section 8.3                      Conditions to the Obligation of the Company.  The obligation of the Company to consummate the transactions contemplated hereby is subject to (unless waived by the Company) the satisfaction on or prior to the Effective Date of each of the following conditions:

(a)           Approval Order and Confirmation Order.  The Approval Order and the Confirmation Order shall each have become a Final Order.

(b)           Bankruptcy Approval of Plan and Disclosure Statement.  The Disclosure Statement shall have been approved by the Bankruptcy Court.  The Confirmation Order and the Order entered by the Bankruptcy Court approving the Disclosure Statement shall, in each case, have become Final Orders.

(c)           Conditions to Plan.  The conditions to the occurrence of the Effective Date of the Confirmed Plan shall have been satisfied or waived in accordance with the Plan.

(d)           Antitrust Approvals.  All terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act and any other Antitrust Laws, shall have occurred and all other notifications, consents, authorizations and approvals required to be made or obtained from any Governmental Entity under any Antitrust Law shall have been made or obtained for the transactions contemplated by this Agreement.

(e)           No Legal Impediment to Issuance.  No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Rights Offering Sub-Plan or the transactions contemplated by this Agreement.

(f)           Representations and Warranties.  The representations and warranties of each Investor contained in this Agreement shall be true and correct (disregarding all materiality qualifiers) as of the date hereof and at and as of the Effective Date with the same effect as if made on and as of the Effective Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct, individually or in the aggregate, has not and would not reasonably be expected to prohibit, materially delay or materially and adversely impact such Investor’s performance of its obligations under this Agreement, the Rights Offering Sub-Plan and, to the extent applicable, the Transaction Agreements.

(g)           Covenants.  Each Investor shall have performed and complied with all of its covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement (including in any Transaction Agreement) in all material respects.

(h)           Cash Recovery Backstop Agreement.  The Company shall have received the full proceeds of the sale of Cash Recovery Subscription Equity pursuant to the Cash Recovery Backstop Agreement in accordance with its terms in an amount equal to the aggregate Cash Recovery Backstop Amount.

Section 8.4                      Failure of Closing Conditions.  No Party may rely on the failure of any condition set forth in Section 8.1 or Section 8.3, as applicable, to be satisfied, and such condition shall be deemed to be satisfied with respect to such Party if such failure was caused by such Party’s failure, to act in good faith or fulfill any of its obligations contained in this Agreement.

Section 8.5                      Regulatory Reallocation.  If (a) an Investor (an “Over-Allotted Investor”) is required to obtain any consent, waiver or approval of a Governmental Entity (pursuant to Antitrust Laws or otherwise) for the Approval Conditions to be satisfied and such Investor has not obtained such consent, waiver or approval prior to the entry of the Confirmation Order and (b) Requisite Investors determine (after Good Faith Consultation to the extent the Over-Allotted Investor is a Co-Investor) that a reduction or elimination of such Investor’s Allotted Portion would either obviate the need for such Investor to obtain such consent, waiver or approval or result in such consent, waiver or approval being obtained (a “Regulatory Cure”), the Lead Investors (other than the Over-Allotted Investor) shall have the right, but shall not be obligated, to, prior to the date that is five (5) Business Days before the Effective Date, (x) reduce the Over-Allotted Investor’s Allotted Portion only to the extent necessary (in such Lead Investors’ good-faith judgment) to achieve a Regulatory Cure (the amount by which the Over-Allotted Investor’s Allotted Portion is reduced, the “Removed Allotted Portion”) and (y) to make arrangements for one or more of the Lead Investors (other than any Over-Allotted Investors) to assume all of the Removed Allotted Portion on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by such Lead Investors (but in no event less than the total Removed Allotted Portion, such that the Aggregate Commitment of the Investors is not reduced) (such arrangement, a “Regulatory Reallocation”).  Notwithstanding anything to the contrary contained in this Agreement, a reduction and reallocation of an Over-Allotted Investor’s Allotted Portion of the Equity Commitment (and revision of Schedule 1 to reflect such reduction and reallocation) pursuant to a Regulatory Reallocation in accordance with this Section 8.5 shall not require the consent of such Over-Allotted Investor.

ARTICLE IX

INDEMNIFICATION AND CONTRIBUTION

Section 9.1                      Indemnification Obligations.

(a)           Indemnification by the Company.  Subject to the entry of the Approval Order by the Bankruptcy Court, following the date hereof, the Company shall indemnify and hold harmless each Investor, their respective Affiliates, shareholders, general partners, members, managers, equity holders and their respective Representatives, agents and controlling persons from and against any and all losses, claims, damages, liabilities and reasonable expenses (including any legal or other expenses reasonably incurred in connection with defending or investigating any action or claim as to which it is entitled to indemnification hereunder as such expenses are incurred), joint or several (collectively, “Losses”) that such Person incurred arising out of or in connection with any third party claim (not including, for the avoidance of doubt, any claim by any other Investor, any Related Purchaser, any Ultimate Purchaser or any of their respective Affiliates, but including, for the avoidance of doubt, any claim by any Affiliate of the Company other than any of the foregoing) against any such Person (in every case, other than any third party claim arising out of or in connection with any action taken by any Investor in opposition to (x) the Plan or (y) the Company’s pursuit of the Claims Conversion Sub-Plan) in connection with (a) the Rights Offering, this Agreement, any amendment, supplement, change or modification hereto or the transactions contemplated by the Rights Offering or this Agreement, (b) the failure of any representation or warranty made by the Company in this Agreement to be true and correct as of the date of this Agreement and as of the Effective Date, or (c) any breach by the Company of any covenant or agreement contained in this Agreement, in each case, whether or not the Rights Offering, the Plan or the other transactions contemplated by this Agreement or the Plan are consummated or this Agreement is terminated.  Notwithstanding the foregoing, the Company shall not be obligated to indemnify any Investor pursuant to this Section 9.1(a) that has breached its obligations under the Plan Support Agreement.

(b)           Indemnification by the Investors.  Subject to the entry of the Approval Order by the Bankruptcy Court, following the date hereof, each Investor (the “Breaching Investor”) shall indemnify and hold harmless the other Investors and their respective Affiliates, shareholders, general partners, members, managers, equity holders and their respective Representatives, agents and controlling persons from and against any and all Losses that such Person incurred arising out of or in connection with any third party claim (not including, for the avoidance of doubt, any claim by any other Investor, any Related Purchaser, any Ultimate Purchaser or any of their respective Affiliates) against any such Person in connection with (a) the failure of any representation or warranty made by the Breaching Investor in this Agreement to be true and correct as of the date of this Agreement and as of the Effective Date, or (b) any breach by the Breaching Investor of any covenant or agreement contained in this Agreement, in each case, whether or not the Rights Offering, the Plan or the other transactions contemplated by this Agreement or the Plan are consummated or this Agreement is terminated.

Section 9.2                      Indemnification Procedure.  Promptly after receipt by a Person entitled to indemnification under Section 9.1 (such Person, an “Indemnified Person”) of notice of the commencement of any claim, litigation, investigation or proceeding (an “Indemnified Claim”) by any Person other than the Party obligated to provide indemnification under Section 9.1 (such Person, the “Indemnifying Party”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided, that the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure.  In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims on behalf of such Indemnified Person.  Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election so to assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (w) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required) and that all such expenses shall be reimbursed as they occur), (x) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Indemnified Claims, (y) the Indemnifying Party shall have failed or is failing to defend such claim, and is provided written notice of such failure by the Indemnified Person and such failure is not reasonably cured within fifteen (15) Business Days of receipt of such notice, or (z) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

Section 9.3                      Settlement of Indemnified Claims.  The Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected without its written consent.  If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, the provisions of this Article IX.  Notwithstanding anything in this Article IX to the contrary, if at any time an Indemnified Person shall have requested the Indemnifying Party to reimburse such Indemnified Person for legal or other expenses in excess of fifty thousand dollars ($50,000) connection with investigating, responding to or defending any Indemnified Claims as contemplated by this Article IX, the Indemnifying Party shall be liable for any settlement of any Indemnified Claims effected without its written consent if (a) such settlement is entered into more than (i) sixty (60) days after receipt by the Indemnifying Party of such request for reimbursement and (ii) thirty (30) days after receipt by the Indemnified Party of the material terms of such settlement and (b) the Indemnifying Party shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement.  The Indemnifying Party shall not, without the prior written consent of an Indemnified Person, effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless such settlement (x) includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 9.4                      Contribution.  If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to Indemnification pursuant to Section 9.1, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and such Indemnified Person on the other hand but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations.  It is hereby agreed that the relative benefits to the Indemnifying Party on the one hand and all Indemnified Persons on the other hand shall be deemed to be in the same proportion as (a) the total value received or proposed to be received by the Company pursuant to the sale of Investor Shares and Shares in the Rights Offering contemplated by this Agreement bears to (b) the Stock Right Premium and/or Arrangement Premium paid or proposed to be paid to the Investors.

Section 9.5                      Treatment of Indemnification Payments.  All amounts paid by the Indemnifying Party to an Indemnified Person under this Article IX shall, to the extent permitted by applicable Law, be treated as adjustments to Purchase Price for all Tax purposes.

Section 9.6                      Limitation on Liabilities.  Notwithstanding anything to the contrary contained in this Agreement, the indemnification provided in this Article IX will not, as to any Indemnified Person, apply to Losses to the extent that they are finally judicially determined to have resulted from (a) any material breach of this Agreement by such Indemnified Person; or (b) the willful misconduct or gross negligence of such Indemnified Person.

Section 9.7                      Survival of Representations and Warranties.  Notwithstanding any investigation at any time made by or on behalf of any Party, all representations, warranties and agreements made in this Agreement will survive the execution and delivery of this Agreement, except that the representations made in Sections 5.6 through 5.31 will survive only for a period of two (2) years after the Effective Date.

ARTICLE X

TERMINATION

Section 10.1                      Termination Rights.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Date:

(a)           by mutual written consent of the Company and Requisite Investors;

(b)           by the Company by written notice to each Investor or by Requisite Investors by written notice to the Company if:

(i)           any Law or Order shall have been enacted, adopted or issued by any Governmental Entity, that prohibits the implementation of the Rights Offering Sub-Plan or the Rights Offering or the transactions contemplated by this Agreement;

(ii)           the Bankruptcy Court shall determine not to approve the Rights Offering Sub-Plan;

(iii)           the Effective Date has not occurred by 11:59 p.m., New York City time on the date that is thirty (30) days after the entry of the Confirmation Order by the Bankruptcy Court or, if such Confirmation Order is stayed (other than pursuant to Rule 6004(h) of the Bankruptcy Rules), by 11:59 p.m. New York City time on the date that is thirty (30) days, less that number of days that elapsed during the period after the Confirmation Order was entered and before such Confirmation Order was stayed, but in no event less than five (5) Business Days following the date that such stay is vacated (the “Outside Date”); provided, that (A) the Outside Date may be extended in accordance with Section 3.3(a) in connection with an Alternative Financing and (B) if (1) all of the conditions set forth in Sections 8.1(h), 8.1(i) and 8.1(j) (collectively, the “Approval Conditions”) have not been satisfied but still could be satisfied and (2) the Requisite Investors deliver to the Company a written request for an extension of the Outside Date to satisfy the Approval Conditions, the Outside Date may be extended until 11:59 p.m., New York City time on the date that is sixty (60) days after the entry of the Confirmation Order by the Bankruptcy Court or, if such Confirmation Order is stayed (other than pursuant to Rule 6004(h) of the Bankruptcy Rules), until 11:59 p.m. New York City time on the date that is sixty (60) days, less that number of days that elapsed during the period after the Confirmation Order was entered and before such Confirmation Order was stayed, but in no event less than five (5) Business Days following the date that such stay is vacated;

(iv)           any of the Proceedings shall have been dismissed or converted to a case under chapter 7 of the Bankruptcy Code, or the Bankruptcy Court has entered an order in any of the Proceedings appointing an examiner with expanded powers or a trustee under chapter 7 or chapter 11 of the Bankruptcy Code; provided, however, that the appointment of an examiner pursuant to the motion of that certain ad hoc committee of equityholders as filed with the Bankruptcy Court on April 2, 2010 shall not give rise to a right to terminate this Agreement;

(v)           (A) the Exit Financing is not consummated and the proceeds thereof have not been received by the Company by the Outside Date and (B) all of the conditions set forth in Section 8.1 and Section 8.3 (except for those conditions that by their nature are intended to be fulfilled on the Effective Date) have been either satisfied or waived in accordance with the provisions of Article VIII; or

(vi)           subject to the right of the Investors to arrange Alternative Financing in accordance with Section 3.3, any Investor shall have breached its obligation under the Cash Recovery Backstop Agreement to purchase shares of New Common Stock in accordance with the terms thereof or otherwise pay to the Company such Investor’s Distributable Commitment Percentage (as defined in the Cash Recovery Backstop Agreement) of Cash Recovery Backstop Amount;

(c)           by Requisite Investors upon written notice to the Company (other than clause (iv) below which may be excused by action of all non-breaching Investors):

(i)           if the Bankruptcy Court has not entered the Approval Order on or before 5:00 pm (New York time) on the date that is thirty (30) days after the date hereof; provided, that the Requisite Investors shall not be entitled to terminate this Agreement pursuant to this Section 10.1(c)(i) at any time after the entry of the Approval Order;

(ii)           if the Bankruptcy Court has not entered an order approving the Disclosure Statement on or before 5:00 pm (New York time) on the date that is thirty (30) days after the date hereof; provided, that the Requisite Investors shall not be entitled to terminate this Agreement pursuant to this Section 10.1(c)(ii) at any time after the entry of such order by the Bankruptcy Court;

(iii)           if the Election Forms are not mailed to the holders of Allowed Senior Notes Claims within ten (10) days after the Bankruptcy Court has entered an order approving the Disclosure Statement; provided, that the Requisite Investors shall not be entitled to terminate this Agreement pursuant to this Section 10.1(c)(iii) at any time after such Election Forms have been mailed to the holders of Allowed Senior Notes Claims;

(iv)           if the Company or any Investor shall have breached any provision of this Agreement, which breach would cause the failure of any condition set forth in Section 8.1(l) or 8.1(m) to be satisfied, which failure cannot be or has not been cured on the earlier of (A) the tenth (10th) Business Day after the giving of written notice thereof to the Company or such Investor by any Investor and (B) the third (3rd) Business Day prior to the Outside Date; provided, that the right to terminate this Agreement under this Section 10.1(c)(iv) shall not be available to any Investor whose breach is the cause of the failure of the condition in Section 8.1(l) or 8.1(m) to be satisfied;

(v)           if the Bankruptcy Court terminates the Debtor’s exclusive right to propose a plan of reorganization;

(vi)           there shall have been a Change of Recommendation, or the Company shall have entered into an Alternate Transaction Agreement;

(vii)           at any time after the date which is one hundred sixty (160) days after the date of this Agreement;

(viii)           the Plan Support Agreement is terminated pursuant to Section 7.1(c)(2), 7.1(c)(4) or 7.1(f) thereof; or

(ix)           the Company shall have breached its obligation under the Cash Recovery Backstop Agreement to issue shares of New Common Stock in accordance with the terms thereof;

(d)           by the Company upon written notice to each Investor:

(i)           subject to the right of the Investors to arrange Alternative Financing in accordance with Section 3.3, if any Investor shall have breached any provision of this Agreement, which breach would cause the failure of any condition set forth in Section 8.3(f) or 8.3(g) to be satisfied, which failure cannot be or has not been cured on the earlier of (A) the tenth (10th) Business Day after the giving of written notice thereof to the Company or such Investor by any Investor and (B) the third (3rd) Business Day prior to the Outside Date;

(ii)           if the Company enters into any Alternate Transaction Agreement; provided, that the Company may only terminate this Agreement under the circumstances set forth in this Section 10.1(d)(ii) if: (A) the Board has determined in good faith, after having consulted with its outside legal counsel and its independent financial advisors, that such Alternate Transaction is a Superior Transaction and the failure to enter into such an Alternate Transaction Agreement would be reasonably likely to result in a breach of the applicable fiduciary duties of the Board; or

(iii)           subject to the rights of the Investors to arrange Alternative Financing in accordance with Section 3.3, upon any breach of Section 7.7 (Funding Approvals).

Section 10.2                      Alternate Transaction Termination.

(a)           If this Agreement is terminated pursuant to Section 10.1(c)(vi) or Section 10.1(d)(ii), the Company, subject to the approval of the Bankruptcy Court (which approval the Company shall seek at the earliest date following such termination), shall pay liquidated damages for the destruction of a capital asset in an amount equal to forty-three million, seven hundred fifty thousand dollars ($43,750,000) (the “Alternate Transaction Damages”) to the Investors in such proportions as are set forth on Schedule 1, and, in any case, the Company shall pay to the Investors any Transaction Expenses incurred prior to such termination that are due and payable hereunder that have not been paid theretofore.

(b)           If this Agreement is terminated pursuant to Section 10.1(c)(iv) as a result of a willful and knowing breach of this Agreement by the Company, and if within the period ending one (1) year after the date such termination becomes effective the Company (i) enters into an Alternate Transaction Agreement or (ii) approves or consummates an Alternate Transaction, to the extent the Alternate Transaction Damages were not already paid in accordance with Section 10.2(a), the Company, subject to the approval of the Bankruptcy Court (which approval the Company shall seek at the earliest date following such termination), shall pay the Alternate Transaction Damages to the Investors in such proportions as are set forth on Schedule 1 and, in any case, the Company shall pay to the Investors any Transaction Expenses that have not been paid theretofore.

(c)           Payment of the Alternate Transaction Damages due under this Section 10.2 will be made no later than the close of business on the next Business Day following approval by the Bankruptcy Court of such payment, which approval shall be sought (i) at the earliest date following such termination in the case of a termination by Requisite Investors pursuant to Section 10.1(c)(vi) or in the case of a termination by the Company pursuant to Section 10.1(d)(ii) or (ii) as specified in Section 10.2(b) in the circumstances described in Section 10.2(b).  The provision for the payment of the Alternate Transaction Damages is an integral part of the transactions contemplated by this Agreement and without such provision the Investors would not have entered into this Agreement, and the Alternate Transaction Damages shall, subject to Bankruptcy Court approval and to the extent payable in accordance herewith, constitute an allowed administrative expense of the Company.

Section 10.3                      Effect of Termination.  Upon termination under this Article X, all rights and obligations of the Parties shall terminate without any liability of any Party to any other Party except that the provisions of the covenants and agreements made by the Parties herein under Article IV, Section 7.16, this Article X and Article XI will survive indefinitely in accordance with their terms.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1                      Notices.  All notices and other communications in connection with this Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

(a)           If to the Company:

Visteon Corporation
One Village Center Drive
Van Buren Township, Michigan 48111
Facsimile:                   (734) 710-7112
Attention:                 Chief Financial Officer

with a copy (which shall not constitute notice) to:

Pachulski Stang Ziehl & Jones LLP
919 North Market Street, 17th Floor
Wilmington, Delaware 19899-8705
Facsimile:               (302) 652-4400
Attention:              Laura Davis Jones
James E. O’Neill
Mark M. Billion

and

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Facsimile:               (312) 862-2200
Attention:              James H. M. Sprayregen, P.C.
James J. Mazza, Jr.
Gerald T. Nowak, P.C.
Howard Norber

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Facsimile:              (212) 446-4900
Attention:              Marc Kieselstein, P.C.
Brian S. Lennon

(b)           If to any Lead Investor:

To the address set forth opposite such Investor’s name on Schedule 5 with a copy (which shall not constitute notice) to:

White & Case LLP
Wachovia Financial Center
200 South Biscayne Boulevard
Suite 4900
Miami, Florida 33131
Attention:  Thomas E Lauria
Facsimile:  (305) 358-5744

and

White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Facsimile:               (212) 354-8113
Attention:              Gerard Uzzi
Gregory Pryor

(c)           If to any Co-Investor:

To the address set forth opposite such Co-Investor’s name on Schedule 6 with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attention:              Michael Stamer
Arik Preis
Tony Feuerstein
Facsimile:               (212) 872-1002

(d)           If to the Ad Hoc Counsel:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park
New York, New York 10036
Attention:              Michael Stamer
Arik Preis
Tony Feuerstein
Facsimile:               (212) 872-1002

Section 11.2                      Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Company and Requisite Investors, other than an assignment by an Investor in accordance with Section 3.6.  Except as provided in Article XI with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties any rights or remedies under this Agreement.

Section 11.3                      Prior Negotiations; Entire Agreement.

(a)           This Agreement (including the agreements attached as Exhibits to and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement, except that the Parties hereto acknowledge that any confidentiality agreements heretofore executed among the Parties will continue in full force and effect.

(b)           Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (and any amendments, supplements or modifications thereto) or an affirmative vote to accept the Plan submitted by any Investor, nothing contained in the Plan (including any amendments, supplements or modifications thereto) or Confirmation Order (including any amendments, supplements or modifications thereto) shall alter, amend or modify the rights of the Investors under this Agreement unless such alteration, amendment or modification has been agreed to in writing by Requisite Investors to the extent required under the definition of “Plan” in Section 1.1 or by such portion of the Investors as required pursuant to clause (ii) thereunder to the extent such clause (ii) is applicable.

Section 11.4                      GOVERNING LAW; VENUE.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF.  THE PARTIES CONSENT AND AGREE THAT ANY ACTION TO ENFORCE THIS AGREEMENT OR ANY DISPUTE, WHETHER SUCH DISPUTES ARISE IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY SHALL BE BROUGHT EXCLUSIVELY IN THE BANKRUPTCY COURT.  THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT.  EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY THE BANKRUPTCY COURT OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN THE BANKRUPTCY COURT IS BROUGHT IN AN INCONVENIENT FORUM.  THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO AN ADDRESS PROVIDED IN WRITING BY THE RECIPIENT OF SUCH MAILING, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 11.5                      WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE AMONG THE PARTIES UNDER THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

Section 11.6                      Counterparts.  This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 11.7                      Waivers and Amendments; Rights Cumulative.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended only by a written instrument signed by (a) the Company and all of the Lead Investors following, in each case, Good Faith Consultation, or (b) to the extent such action has a Material Discriminatory Effect, the Company, all of the Lead Investors and all of the Receiving Co-Investors, and subject in each case, to the extent required, to the approval of the Bankruptcy Court; provided, that Section 11.3, this Section 11.7, Section 11.10, Schedule 1 and the definitions of “Excluded Consent Event”, “Good Faith Consultation”, “Investor Consent Event”, “Material Discriminatory Effect”, “Plan”, “Receiving Co-Investors”, “Requisite Investors”, “Requisite Receiving Co-Investor Approval” and “Last Trading Price” may be amended or modified only by a written instrument signed by all Investors affected by such amendment or modification.  The terms and conditions of this Agreement (other than the conditions set forth in Sections 8.1 and 8.3, the waiver of which shall be governed solely by Article VIII) may be waived (x) by the Company only by a written instrument executed by the Company and (y) by the Investors only by a written instrument executed by (1) all of the Lead Investors or (2) to the extent such waiver has a Material Discriminatory Effect, all of the Lead Investors and all of the Receiving Co-Investors, and subject in each case, to the extent required, to the approval of the Bankruptcy Court; provided, however, with respect to any waiver of the terms or conditions of Section 11.3, this Section 11.7, Section 11.10, Schedule 1 or the definition of “Excluded Consent Event”, “Good Faith Consultation”, “Investor Consent Event”, “Material Discriminatory Effect”, “Plan”, “Receiving Co-Investors”, “Requisite Investors”, “Requisite Receiving Co-Investor Approval” or “Last Trading Price”, such waiver must be by a written instrument signed by all Investors affected by such waiver.  Notwithstanding anything to the contrary contained in this Agreement, the Investors may agree, among themselves, to reallocate their Allotted Portions, without any consent or approval of any other Party; provided, however, for the avoidance of doubt any such agreement among the Investors (other than pursuant to a Regulatory Reallocation) shall require the consent or approval of all Investors affected by such reallocation.  No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.  Except as otherwise provided in this Agreement (including Section 11.9), the rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any Party otherwise may have at law or in equity.  Notwithstanding anything to the contrary contained in this Agreement, any amendment, modification, revision or reallocation of Schedule 1 pursuant to a Regulatory Reallocation shall not require the approval or consent by the Over-Allotted Investor or any other Investor other than the Lead Investors arranging the Regulatory Reallocation and any Investor whose Allotted Portion is affected thereby (other than the Over-Allotted Investor).

Section 11.8                      Headings.  The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 11.9                      Specific Performance; Limitations on Remedies.

(a)           The Company and each Investor acknowledges and agrees that, in the event any provision of this Agreement is not performed by the Company in accordance with its specific terms or is otherwise breached by the Company (including any provision requiring the payment of all or a portion of the Stock Right Premium, the Arrangement Premium, the Alternative Transaction Damages and/or Transaction Expenses), (i) the Investors may not have an adequate remedy at law in the form of money damages and (ii) in addition to any other rights and remedies existing in its favor, the Investors shall have the right to bring an action to enforce specifically the terms and provisions of this Agreement and to obtain an injunction, injunctions or any form of equitable relief to prevent breaches of this Agreement.

(b)           The Company hereby (i) waives, on behalf of itself and its Affiliates, any and all common law, statutory or other remedies the Company or any of its Affiliates may have against any Investor in respect of any claims or causes of actions arising out of or relating to the Rights Offering, this Agreement and any of the transactions contemplated thereby and hereby, except for the remedy expressly set forth in Section 11.9(c)(ii), which the Company agrees shall be its sole and exclusive remedy for any such claims or causes of action and (ii) agrees that, to the extent it or any of its Affiliates incur Losses arising from or in connection with a breach by any Investor of its representations, warranties, covenants and agreements contained in this Agreement, in no event shall the Company or its Affiliates seek to recover any money damages from (or seek any other remedy based on any legal, contractual or equitable theory against) such Investor or any of its Affiliates except as otherwise expressly provided in Section 11.9(c)(ii).  Notwithstanding anything to the contrary contained in this Agreement, the Company acknowledges and agrees that (i) the liability of the Investors under this Agreement shall be several and not joint and (ii) under no circumstance shall the Investors and their respective Affiliates be liable for any punitive, special, indirect or consequential damages.

(c)           Each of the Company and the Investors hereby agree that:

(i)           the sole and exclusive remedy available to any Investor against the Company or any of its Subsidiaries or Affiliates under this Agreement or in connection with the transactions contemplated hereby shall be (A) the remedy set forth in Section 11.9(a), (B) pursuant to Article IX and (C) as specifically provided for in the Plan Support Agreement;

(ii)           the sole and exclusive remedy available to the Company against the Investors or any of their respective Affiliates under this Agreement or in connection with the transactions contemplated hereby shall be (A) enforcement of the last sentence of Section 4.2 and (B) as specifically provided for in the Plan Support Agreement;

(iii)           the sole and exclusive remedy available to any Investor against any other Investor or any of their respective Affiliates under this Agreement or in connection with the transactions contemplated hereby shall be pursuant to Article IX; and

(iv)           in the event any provision of this Agreement is not performed by any Investor in accordance with its specific terms or is otherwise breached, (A) the remedy set forth in Section 11.9(c)(ii) will provide the Company with an adequate remedy and (B) no Party or any of its Affiliates shall have any right to enforce specifically with respect to any Investor the terms and provisions of this Agreement and shall not be entitled to an injunction, injunctions or any form of equitable relief to prevent breaches by any Investor of this Agreement.

(d)           Notwithstanding anything to the contrary contained in this Agreement, the Company acknowledges and agrees that no Person other than the Investors and their permitted assignees shall have any obligation under this Agreement and that, notwithstanding that the Investors (or any of their permitted assignees) may be a partnership or limited liability company, no recourse under this Agreement (other than with respect to the return of the Stock Right Deposit to the extent required under Section 4.2), the Plan or any documents or instruments delivered in connection herewith or therewith shall be had against any Related Party of the Investors (or any of their permitted assignees) based upon the relationship of such Related Party to any Investor, whether by or through attempted piercing of the corporate (or limited liability company or limited liability partnership) veil the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any such Related Party, as such, for any obligations of the Investors (or any of their permitted assignees) under this Agreement, the Plan or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of, or by reason of such obligation or their creation.

Section 11.10                                Approval by Requisite Receiving Co-Investors.  Any Investor Consent Event with respect to which Lead Investors (and their Related Purchasers) constituting at least sixty-six and two-thirds percent (66 ⅔%) of the aggregate Allotted Portions of the Lead Investors (and their Related Purchasers) is required in order to take action shall be deemed not to have a Material Discriminatory Effect to the extent the Ad Hoc Counsel (following Good Faith Consultation with respect to such Investor Consent Event) (a) does not deliver a written notice (at the direction of the Receiving Co-Investors) to the Lead Investors and the Company asserting that the relevant Investor Consent Event has or, if implemented, would have a Material Discriminatory Effect (a “Discrimination Notice”) within three (3) Business Days following receipt of a written request from the Company or any Lead Investor to determine whether it believes the Investor Consent Event has a Material Discriminatory Effect, or (b) withdraws such Discrimination Notice (at the direction of the Receiving Co-Investors).  In the event an Investor Consent Event has or would, if implemented, have a Material Discriminatory Effect, such Investor Consent Event shall require the written approval of Receiving Co-Investors holding, as of the time of the determination, at least sixty-six and two-thirds percent (66 ⅔%) of the aggregate Allotted Portions held by the Receiving Co-Investors (such approval of the Receiving Co-Investors being referred to as a “Requisite Receiving Co-Investor Approval”).  If the Ad Hoc Counsel delivers a Discrimination Notice to the Company and the Lead Investors, either the Company or Lead Investors (and their Related Purchasers) constituting at least sixty-six and two-thirds percent (66 ⅔%) of the aggregate Allotted Portions of the Lead Investors (and their Related Purchasers) shall have three (3) Business Days to provide notice (such notice, the “Dispute Notice”) to the Ad Hoc Counsel and the Receiving Co-Investors of their intent to commence expedited proceedings in the Bankruptcy Court to determine whether an Investor Consent Event has or would have, if implemented, a Material Discriminatory Effect (the “Expedited Proceedings”).  The Co-Investors hereby agree to consent to the commencement of the Expedited Proceedings upon receipt of a Dispute Note with respect to an Investor Consent Notice and the Company and the Lead Investors agree not to implement the Investor Consent Event until either (i) a Final Order has been entered determining that such Investor Consent does not have and would not, if implemented, have a Material Discriminatory Effect or (ii) the Requisite Receiving Co-Investor Approval has been received.

Section 11.11                                No Reliance.  No Investor or any of its Related Parties shall have any duties or obligations to the other Investors in respect of this Agreement, the Plan or the transactions contemplated hereby or thereby, except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) no Investor or any of its Related Parties shall be subject to any fiduciary or other implied duties to the other Investors, (b) no Investor or any of its Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Investor, (c) (i) no Investor or any of its Related Parties shall have any duty to the other Investors to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to the other Investors any information relating to the Company or any of its Subsidiaries or Joint Ventures that may have been communicated to or obtained by such Investor or any of its Affiliates in any capacity and (ii) no Investor may rely, and confirms that it has not relied, on any due diligence investigation that any other Investor or any Person acting on behalf of such other Investor may have conducted with respect to the Company or any of its Affiliates or any of their respective securities and (d) each Investor acknowledges that no other Investor is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Investor Shares or Allotted Portion of its Equity Commitment.

Section 11.12                                Publicity.  At all times prior to the Effective Date or the earlier termination of this Agreement in accordance with its terms, the Company and Requisite Investors shall consult with each other prior to issuing any press releases (and provide each other a reasonable opportunity to review and comment upon such release) or otherwise making public announcements with respect to the transactions contemplated by this Agreement and the Plan.

Section 11.13                                Effectiveness.  This Agreement is expressly contingent on, and shall automatically become effective on such date as both (a) the Approval Order has been entered by the Bankruptcy Court and (b) each Party to this Agreement has executed this Agreement; provided, that no Party has rejected, terminated or repudiated this Agreement prior to the entry of the Approval Order by the Bankruptcy Court; provided, further, that the Company’s obligations under Sections 7.1, 7.2(b)(i) and 7.2(b)(ii) shall be effective and in full force and effect upon the execution of this Agreement by the Parties.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

VISTEON CORPORATION

By:           /s/ William G. Quigley
Name:  William G. Quigley
Title:    EVP and CFO

[Company Signature Page]

CQS CONVERTIBLE AND QUANTITATIVE STRATEGIES MASTER FUND LIMITED

By:           /s/ Kevin Jones
Name:  Kevin Jones
Title:  Authorized Signatory

[Lead Investor Signature Page]

CQS DIRECTIONAL OPPORTUNITIES MASTER FUND LIMITED

By:           /s/ Kevin Jones
Name:  Kevin Jones
Title:  Authorized Signatory

[Lead Investor Signature Page]

DEUTSCHE BANK SECURITIES INC.
(Solely with Respect to the Distressed Products Group)

By:           /s/ Ray Costa
Name:  Ray Costa
Title:    Managing Director

By:           /s/ C. J. Lanktree
Name:  Charles J. Lanktree
Title:    Managing Director

[Lead Investor Signature Page]

ELLIOTT INTERNATIONAL, L.P.

By:           Elliott International Capital Advisors Inc., as Attorney-in-Fact

By:           /s/ Elliot Greenberg
Name:  Elliot Greenberg
Title:    Vice President

[Lead Investor Signature Page]

GOLDMAN, SACHS & CO.,
solely with respect to the
High Yield Distressed Investing Group

By:           /s/ Justin Slatky
Name:  Justin Slatky
Title:    Managing Director

[Lead Investor Signature Page]

KIVU INVESTMENT FUND LIMITED

By:           /s/ Peter M. Fletcher
Name:  Peter M. Fletcher
Title:    Director

[Lead Investor Signature Page]

MONARCH MASTER FUNDING LTD

By:	MONARCH ALTERNATIVE CAPITAL LP, its investment advisor

By:           /s/ Christopher Santana
Name:  Christopher Santana
Title:    Managing Principal

[Lead Investor Signature Page]

OAK HILL ADVISORS, L.P., on behalf of
certain private funds and separate accounts
that it manages

By:           /s/ Scott D. Krase
Name:  Scott D. Krase
Title:    Authorized Signatory

[Lead Investor Signature Page]

SOLUS ALTERNATIVE ASSET MANAGEMENT LP, as investment advisor to its private funds

By:           /s/ Chris Pucillo
Name:  Chris Pucillo
Title:    Authorized Signatory

[Lead Investor Signature Page]

THE LIVERPOOL LIMITED PARTNERSHIP

By:           Liverpool Associates, Ltd., as General                                                                Partner

By:           /s/ Elliot Greenberg
Name: Elliot Greenberg
Title:   Vice President

[Lead Investor Signature Page]

ALDEN GLOBAL DISTRESSED OPPORTUNITIES FUND, L.P.

By:	Alden Global Distressed Opportunities Fund GP, LLC, its general partner

By:           /s/ Jim Puohg
Name:  Jim Puohg
Title:    Vice President

[Co-Investor Signature Page]

ALLEN ARBITRAGE, L.P.

By:           /s/ Tal Gurion
Name:  Tal Gurion
Title:  Managing Director of Investment Manager

[Co-Investor Signature Page]

ALLEN ARBITRAGE OFFSHORE

By:           /s/ Tal Gurion
Name:  Tal Gurion
Title:  Managing Director of Investment Manager

[Co-Investor Signature Page]

ARMORY ADVISORS LLC
Investment Manager of
Armory Master Fund, Ltd.
And separately Managed Accounts

By:           /s/ Jay Burnham
Name:  Jay Burnham
Title:   Manager

[Co-Investor Signature Page]

ARMORY MASTER FUND LTD.

By:           Armory Advisors LLC, its Investment Manager

By:           /s/ Jay Burnham
Name:  Jay Burnham
Title:  Manager

[Co-Investor Signature Page]

THE SEAPORT GROUP LLC PROFIT SHARING PLAN

By:	Armory Advisors LLC, its Investment Advisor

By:           /s/ Jay Burnham
Name:  Jay Burnham
Title:   Manager

[Co-Investor Signature Page]

CAPITAL VENTURES INTERNATIONAL

By:	Susquehanna Advisors Group, Inc.,

its authorized agent

By:           /s/ Joel Greenberg
Name:  Joel Greenberg
Title:    Vice President

[Co-Investor Signature Page]

CASPIAN CAPITAL PARTNERS, L.P.

By:           Mariner Investment Group, as Investment Advisor

By:           /s/ David Corleto
Name: David Corleto
Title:   Principal

[Co-Investor Signature Page]

CASPIAN SELECT CREDIT MASTER FUND, LTD.

By:           Mariner Investment Group, as Investment Advisor

By:           /s/ David Corleto
Name: David Corleto
Title:   Principal

[Co-Investor Signature Page]

CITADEL SECURITIES LLC

By:           /s/ Toby Buchanan
Name:  Toby Buchanan
Title:    Authorized Signatory

[Co-Investor Signature Page]

CSS, LLC

By:           /s/ Jerry White
Name:  Jerry White
Title:  Partner

[Co-Investor Signature Page]

CUMBERLAND PARTNERS

By:	CUMBERLAND GP LLC, its General Partner

By:           /s/ Barry Konig
Name:  Barry Konig
Title:    Member

[Co-Investor Signature Page]

CUMBERLAND BENCHMARKED PARTNERS, L.P.

By:	CUMBERLAND BENCHMARKED GP LLC, its General Partner

By:           /s/ Barry Konig
Name:  Barry Konig
Title:    Member

[Co-Investor Signature Page]

LONGVIEW PARTNERS B, L.P.

By:	LONGVIEW B GP LLC, its General Partner

By:           /s/ Barry Konig
Name:  Barry Konig
Title:    Member

[Co-Investor Signature Page]

CUMBER INTERNATIONAL S.A.

By:	CUMBERLAND ASSOCIATES LLC, as Investment Adviser

By:           /s/ Barry Konig
Name:  Barry Konig
Title:    Member

[Co-Investor Signature Page]

CYRUS EUROPE MASTER FUND LTD.

By:	Cyrus Capital Partners, L.P. as Investment Manager

By:           /s/ David A. Milich
Name:  David A. Milich
Title:    Chief Operating Officer

[Co-Investor Signature Page]

CYRUS SELECT OPPORTUNITIES
MASTER FUND, LTD.

By:	Cyrus Capital Partners, LP as Investment Manager

By:           /s/ David A. Milich
Name:  David A. Milich
Title:    Chief Operating Officer

[Co-Investor Signature Page]

CRESCENT 1 L.P.

By:	Cyrus Capital Partners, L.P. as Investment Manager

By:           /s/ David A. Milich
Name:  David A. Milich
Title:    Chief Operating Officer

[Co-Investor Signature Page]

CRS FUND LTD.

By:	Cyrus Capital Partners, L.P. as Investment Manager

By:           /s/ David A. Milich
Name:  David A. Milich
Title:    Chief Operating Officer

[Co-Investor Signature Page]

CYRUS OPPORTUNITIES MASTER
FUND II, LTD.

By:	Cyrus Capital Partners, L.P. as Investment Manager

By:           /s/ David A. Milich
Name:  David A. Milich
Title:    Chief Operating Officer

[Co-Investor Signature Page]

HALBIS DISTRESSED OPPORTUNITIES MASTER FUND, LTD.

By:           /s/ Peter Sakon
Name:  Peter Sakon
Title:    VP

[Co-Investor Signature Page]

MARINER LDC

By:           Mariner Investment Group, as Investment Advisor

By:           /s/ David Corleto
Name: David Corleto
Title:   Principal

[Co-Investor Signature Page]

MARINER LDC

By:	Riva Ridge Capital Management LP,

as Investment Manager

By:	Riva Ridge GP LLC, GP to the Investment Manager

By:           /s/ Stephen Golden
Name:  Stephen Golden
Title:    Managing Member

[Co-Investor Signature Page]

MERCED PARTNERS LIMITED PARTNERSHIP

By:	Global Capital Management, Inc., General Partner

By:           /s/ Thomas G. Rock
Name:  Thomas G. Rock
Title:    Authorized Representative

[Co-Investor Signature Page]

MERCED PARTNERS II, L.P.

By:	Lydiard Partners, L.P., General Partner

By:	Tanglewood Capital Management, Inc.,

General Partner

By:           /s/ Thomas G. Rock
Name:  Thomas G. Rock
Title:  Authorized Representative

[Co-Investor Signature Page]

NEWFINANCE ALDEN SPV

By:	Alden Global Capital, its Trading Advisor

By:           /s/ Jim Puohg
Name:  Jim Puohg
Title:    Vice President

[Co-Investor Signature Page]

QVT FUND LP

By:	QVT Associates GP LLC, its general partner

By:           /s/ Nick Bruman
Name:  Nick Bruman
Title:    Managing Member

[Co-Investor Signature Page]

QUINTESSENCE FUND L.P.

By:	QVT Associates GP LLC, its general partner

By:           /s/ Nick Bruman
Name:  Nick Bruman
Title:    Managing Member

[Co-Investor Signature Page]

RIVA RIDGE MASTER FUND, LTD.

By:	Riva Ridge Capital Management LP,

as Investment Manager

By:	Riva Ridge GP LLC, GP to the Investment Manager

By:           /s/ Stephen Golden
Name:  Stephen Golden
Title:    Managing Member

[Co-Investor Signature Page]

SENECA CAPITAL, L.P.

By:           /s/ Mike Anastasio
Name:  Mike Anastasio
Title:  CFO

[Co-Investor Signature Page]

SILVER POINT CAPITAL, L.P. on behalf of its affiliates and related funds

By:           /s/ Michael Gatto
Name:  Michael Gatto
Title:    Authorized Person

[Co-Investor Signature Page]

SPECTRUM INVESTMENT PARTNERS, L.P.

By:	Spectrum Group Management LLC, its general partner

By:           /s/ Jeffrey A. Schaffer
Name:  Jeffrey A. Schaffer
Title:   Managing Member

[Co-Investor Signature Page]

SIPI MASTER LTD.

By:	Spectrum Investment Management LLC,

its investment manager

By:           /s/ Jeffrey A. Schaffer
Name:  Jeffrey A. Schaffer
Title:  Managing Member

[Co-Investor Signature Page]

STARK CRITERION MASTER FUND LTD.

By:	Stark Criterion Management LLC
Its:	Investment Manager

By:           /s/ Donald T. Bobbs
Name:  Donald T. Bobbs
Title:    Authorized Signatory

[Co-Investor Signature Page]

STARK MASTER FUND LTD.

By:	Stark Offshore Management LLC
Its:	Investment Manager

By:           /s/ Donald T. Bobbs
Name:  Donald T. Bobbs
Title:    Authorized Signatory

[Co-Investor Signature Page]

UBS Securities LLC (solely with respect to the Distsressed Debt Trading Group)

By:           /s/ Daniel S. Fruman
Name:  Daniel S. Fruman
Title:    Managing Director

UBS Securities LLC (solely with respect to the Distressed Debt Trading Group)

By:           /s/ Jeffrey Teach
Name:  Jeffrey Teach
Title:    MD

[Co-Investor Signature Page]

VENOR CAPITAL MASTER FUND LTD.

By:           /s/ Michael Wartell
Name:  Michael Wartell
Title:  Authorized Signatory

[Co-Investor Signature Page]

WHITEBOX HEDGED HIGH YIELD PARTNERS, L.P.

By:	Whitebox Hedged High Yield Advisors, LLC, its General Partner

By:	Whitebox Advisors, LLC, its Managing Member

By:           /s/ Jonathan Wood
Name:  Jonathan Wood
Title:   COO/CFO

[Co-Investor Signature Page]

WHITEBOX COMBINED PARTNERS, L.P.

By:	Whitebox Combined Advisors, LLC, its General Partner

By:	Whitebox Advisors, LLC, its Managing Member

By:           /s/ Jonathan Wood
Name:  Jonathan Wood
Title:   COO/CFO

[Co-Investor Signature Page]

SCHEDULE 1

EQUITY COMMITMENT, PREMIUM AND DAMAGES ALLOTMENTS

Investor	Direct Subscription Shares	Direct Subscription Shares Purchase Price	Stock Right Commitment Percentage	Aggregate Commitment Percentage	Stock Right Premium Percentage	Alternate Transaction Damages Percentage
Alden Global Distressed Opportunities Fund, L.P.
Allen Arbitrage, L.P.
Allen Arbitrage Offshore
Armory Master Fund Ltd.
Capital Ventures International
Caspian Capital Partners, L.P.
Caspian Select Credit Master Fund, Ltd.
Citadel Securities LLC
CQS Convertible and Quantitative Strategies Master Fund Limited
CQS Directional Opportunities Master Fund Limited
Crescent 1 L.P.
CRS Fund Ltd.
CSS, LLC
Cumber International S.A.
Cumberland Benchmarked Partners, L.P.
Cumberland Partners
Cyrus Europe Master Fund Ltd.
Cyrus Opportunities Master Fund II, Ltd.
Cyrus Select Opportunities Master Fund, Ltd.
Deutsche Bank Securities Inc. (Solely with respect to the Distressed Products Group)
Elliott International, L.P.
Goldman, Sachs & Co., solely with respect to the High Yield Distressed Investing Group
Halbis Distressed Opportunities Master Fund Ltd.
Kivu Investment Fund Limited
LongView Partners B, L.P.
Mariner LDC (Caspian)
Mariner LDC (Riva Ridge)
Merced Partners II, L.P.
Merced Partners Limited Partnership
Monarch Master Funding Ltd.
NewFinance Alden SPV
Oak Hill Advisors, L.P.
Quintessence Fund L.P.
QVT Fund LP
Riva Ridge Master Fund, Ltd.
Seneca Capital LP
Silver Point Capital, L.P.
SIPI Master Ltd.
Solus Alternative Asset Management LP
Spectrum Investment Partners, L.P.
Stark Criterion Master Fund Ltd.
Stark Master Fund Ltd.
The Liverpool Limited Partnership
The Seaport Group LLC Profit Sharing Plan
UBS Securities LLC
Venor Capital Master Fund Ltd.
Whitebox Combined Partners, L.P.
Whitebox Hedged High Yield Partners, L.P.
TOTAL	10,834,800	$300,015,612.00	100.00%	100.00%	100.00%	100.00%

SCHEDULE 2

ARRANGEMENT PREMIUM ALLOTMENTS

Arranger	Arrangement Premium Percentage
Deutsche Bank Securities, Inc.
Goldman, Sachs & Co.
GLCA/Sagent Advisors

SCHEDULE 3

TRANSACTIONS EXPENSES ESTIMATE

Deutsche Bank	$0.00
Goldman Sachs	$385,000.00
Solus LP	$381,000.00
Monarch Capital	$0.00
Elliott Management	$50,000.00
Oak Hill	$10,000.00
CQS	$1,000.00
White & Case LLP	$4,250,000.00
OHorizons	$1,580,000.00
Conway MacKenzie	$1,400,000.00
Sagent/GLC	$1,125,000.00
Akin Gump	$1,250,000.00

SCHEDULE 4

CONSENTS

None.

SCHEDULE 5

LEAD INVESTORS; NOTICE INFORMATION

Lead Investor	Notice Information
CQS Convertible and Quantitative Strategies Master Fund Limited CQS Directional Opportunities Master Fund Limited Kivu Investment Fund Limited	c/o CQS (US), LLC 152 West 57th Street, 41st Floor New York, NY 10019 Facsimile: (917) 206-4099 Attention: Mark Unferth Tim McArdle
Deutsche Bank Securities Inc. (solely with respect to the Distressed Products Group)	60 Wall Street New York, NY 10005 Facsimile: (212) 797-4666 Attention: Tom Higbie Philip Giordano James MacInnis
Elliott International, L.P. The Liverpool Limited Partnership	c/o Elliott Management Corporation 712 Fifth Avenue 35th Floor New York, NY 10019 Facsimile: (888) 341-0656 Attention: Kimberly A. Reinhardt-Gonzales Ross Rosen
Goldman, Sachs & Co. (solely with respect to the High Yield Distressed Investing Group)	200 West Street, 6th Floor New York, NY 10282 Facsimile: (646) 576-3388 Attention: Ned Oakley
Monarch Master Funding Ltd	Monarch Alternative Capital LP 535 Madison Avenue New York, NY 10022 Facsimile: (866) 401-0532 Attention: Robert Burns, General Counsel
Oak Hill Advisors, L.P.	1114 Avenue of the Americas 27th Floor New York, NY 10036 Facsimile: (212) 735-5287 Attention: Jeffrey Kirt Gregg Rubin
Solus Alternative Asset Management LP	430 Park Avenue New York, NY 10022 Facsimile: (212) 284-4320 Attention: Arthur Kaz

SCHEDULE 6

CO-INVESTORS; NOTICE INFORMATION

Co-Investor	Notice Information
Alden Global Distressed Opportunities Fund, L.P. NewFinance Alden SPV	c/o Alden Global Capital 885 Third Avenue, 34th Floor New York, NY 10022 Facsimile: (212) 702-0145 Attention: General Counsel
Allen Arbitrage, L.P. Allen Arbitrage Offshore	Allen & Company LLC 711 Fifth Avenue New York, NY 10022 Facsimile: (212) 508-5839 Attention: Tal Gurion
Armory Master Fund Ltd. The Seaport Group LLC Profit Sharing Plan	Armory Advisors 999 Fifth Ave., Suite 450 San Rafael, CA 94901 Facsimile: (415) 259-2745 Attention: Jay Burnham
Capital Ventures International	c/o Susquehanna Advisors Group, Inc. 401 City Avenue, Suite 220 Bala Cynwyd, PA 19004 Facsimile: (610) 747-2132 (610) 617-3850 Attention: Legal Department
Caspian Capital Partners, L.P. Caspian Select Credit Master Fund, Ltd. Mariner LDC	500 Mamaroneck Ave, Suite 101 Harrison, NY 10528 Facsimile: (914) 798-4210 Attention: Chris Gebhardt
Citadel Securities LLC	Citadel Securities LLC 601 Lexington Avenue, 45th Floor New York, NY 10022 Facsimile: (312) 267-7577 Attention: Neal Jhaveri Toby Buchanan
CSS, LLC	CSS, LLC 175 W Jackson Blvd Suite 440 Chicago, IL 60604 Facsimile: (312) 542-8500 Attention: Jerry White Mike Moran

Co-Investor	Notice Information
Cumberland Partners Cumberland Benchmarked Partners, L.P. LongView Partners B, L.P. Cumber International S.A.	Cumberland Associates LLC 1114 Avenue of the Americas, 38th Floor New York, NY 10036 Facsimile: (212) 703-1450 Attention: Barry Konig
Cyrus Europe Master Fund Ltd. Cyrus Select Opportunities Master Fund, Ltd. Crescent 1 L.P. CRS Fund Ltd. Cyrus Opportunities Master Fund II, Ltd.	Cyrus Capital Partners, L.P. 399 Park Avenue, 39th Floor New York, NY 10022 Facsimile: 212-380-5915 Attention: Stephon Barnes Anthony Scire
Halbis Distressed Opportunities Master Fund, Ltd.	HSBC Global Asset Management 452 Fifth Avenue, 18th Floor New York, NY 10018 Facsimile: (212) 525-2380 Attention: Rick W. Liu, CFA, Vice President Gene Loughlin
Merced Partners Limited Partnership Merced Partners II, L.P.	c/o EBF & Associates, L.P. 601 Carlson Parkway, Suite 200 Minnetonka, MN 55305 Facsimile: (952) 476-7201 Attention: Thomas G. Rock Stuart Brown
QVT Fund LP Quintessence Fund L.P.	c/o QVT Financial LP 1177 Avenue of the Americas, 9th Floor New York, NY 10036 Facsimile: (212) 705-8801 Attention: Michael Rosenthal
Riva Ridge Master Fund, Ltd. Mariner LDC	c/o Riva Ridge Capital Management LP 55 Fifth Avenue, 18th Floor New York, NY 10003 Facsimile: (646) 284-9919 Attention: Dennis Parks

Co-Investor	Notice Information
Seneca Capital, L.P.	Seneca Capital L.P. 590 Madison Avenue – 9th floor New York, NY 10022 Facsimile: (212) 826-1108 Attention: Eric Feingold Tracy Sigal
Silver Point Capital, L.P.	Silver Point Capital, L.P. 2 Greenwich Plaza, 1st Floor Greenwich, CT 06830 Facsimile: (203) 542-4141 Attention: Jeff Forlizzi
Spectrum Investment Partners, L.P. SIPI Master Ltd.
c/o Spectrum Group Management LLC
1250 Broadway, Suite 810
New York, NY 10001
Facsimile:                 (212) 983-2322
Attention:                 Jeffrey A. Schaffer
          David D.R. Bullock

With a copy to:
Spectrum Group Management LLC
1250 Broadway, Suite 810
New York, NY  10001
Facsimile:                 (212) 983-2322
Attention:                 Stephen C. Jacobs

Stark Criterion Master Fund Ltd.	c/o Stark Criterion Management LLC 3600 S. Lake Drive St. Francis, WI 53235 Facsimile: (414) 294-7700 Attention: Don Bobbs
Stark Master Fund Ltd.	c/o Stark Offshore Management LLC 3600 S. Lake Drive St. Francis, WI 53235 Facsimile: (414) 294-7700 Attention: Don Bobbs
UBS Securities LLC	UBS Securities LLC 677 Washington Boulevard Stamford, CT 06901 Facsimile: (203) 719-0680 Attention: Fixed Income Legal

Co-Investor	Notice Information
Venor Capital Master Fund Ltd.	Venor Capital Management LP Times Square Tower 7 Times Square, Suite 3505 New York, NY 10036 Facsimile: (212) 703-2111 Attention: Michael Scott
Whitebox Hedged High Yield Partners, L.P. Whitebox Combined Partners, L.P.	Whitebox Advisors 3033 Excelsior Blvd, Suite 300 Minneapolis, MN 55416 Facsimile: (612) 253-6151 Attention: Pete Wiley